UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCORE CAPITAL GROUP, INC.

3111 Camino Del Rio North, Suite 103, San Diego, California 92108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2017

To Our Stockholders:

We cordially invite you to attend the 2017 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 15, 2017, at 8:00 a.m. Eastern time.

The annual meeting is being held for the following purposes:

1.	To elect nine directors, each for a term of one year;
2.	To approve, in a non-binding vote, the compensation of our named executive officers;
3.	To approve the Encore Capital Group, Inc. 2017 Incentive Award Plan (the “2017 Plan”),
4.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
5.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 17, 2017 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes our audited consolidated financial statements.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.proxyvote.com.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

Kenneth A. Vecchione
Chief Executive Officer

April 27, 2017

San Diego, California

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH, SUITE 103

SAN DIEGO, CALIFORNIA 92108

858-309-6442

PROXY STATEMENT

This proxy statement relates to the 2017 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at the Park Hyatt Hotel, 153 West 57th Street, New York, NY 10019, on June 15, 2017 at 8:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed on April 27, 2017 to stockholders entitled to vote at the meeting.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of nine directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, (3) the approval of the 2017 Plan and (4) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 17, 2017, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 17, 2017, there were 25,737,441 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.proxyvote.com;
•	By telephone at 1-800-690-6903; or
•	By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;
•	By sending in another duly executed proxy bearing a later date; or
•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR, in a non-binding vote, the compensation of our named executive officers (often called the “Say-On-Pay Vote”).

Proposal 3 – FOR the approval of the 2017 Plan.

Proposal 4 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the nine nominees who receive the most votes will be elected to our Board. With respect to the election of directors, you may vote “For All,” “For All Except” or “Withhold All” for the nominees for the Board. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 9 of this proxy statement.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. With respect to any proposal other than the election of directors, you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board met five times during 2016 and otherwise acted by unanimous written consent. In 2016, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service.

The Board has five standing committees: the Audit Committee; the Compensation Committee; the Consumer Experience and Compliance Committee; the Nominating and Corporate Governance Committee; and the Risk and Information Security Committee. The current members of our Board, the composition of the Board’s standing committees and the number of meetings held in 2016 are reflected in the table below.

Name	Board	Audit	Compensation	Consumer Experience and Compliance	Nominating and Corporate Governance	Risk and Information Security
Ash Gupta	X		X			X
Wendy Hannam	X	X		X
Willem Mesdag	Chair	X
Michael P. Monaco	X	Chair			X	X
Laura Newman Olle	X	X		Chair	X
Francis E. Quinlan	X		X		X	Chair
Norman R. Sorensen	X		X	X	Chair
Richard J. Srednicki	X		Chair	X	X
Kenneth A. Vecchione	X			X (Ex-officio)
Number of Meetings	5	11	6	5	4	4

Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Audit, Compensation and Consumer Experience and Compliance Committees assess the adequacy of their charters annually, and the Nominating and Corporate Governance and Risk and Information Security Committees assess the adequacy of their charters from time to time. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

Among other things, the Audit Committee has the authority and responsibility under its charter to:

•	appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;
•	approve audit and non-audit services and fees;
•	review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits;
•	review and evaluate our financial statements, accounting principles and system of internal controls regarding finance and accounting;
•	review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;
•	establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;
•

support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	review and approve related person transactions; and
•	consider other appropriate matters regarding our financial affairs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;
•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;
•

annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	recommend to the Board the compensation and benefits for non-employee directors; and
•

consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.

The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards, except those awards for the Company’s employees at the vice president level or below, which approval authority has been delegated to the CEO by the Board and the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide comprehensive executive compensation consulting advice. A more detailed description of FW Cook’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Consumer Experience and Compliance Committee. We have a standing Consumer Experience and Compliance Committee that assists the Board in fulfilling its oversight responsibilities over our compliance policies and practices, and ensuring an appropriate consumer experience as envisioned in our Consumer Bill of Rights. The Consumer Experience and Compliance Committee has oversight over matters of non-financial compliance, with particular emphasis on those areas that define the consumer experience. These areas include our overall compliance programs, policies and procedures; significant legal or regulatory compliance exposure; and material reports or inquiries from government or regulatory agencies.

Among other things, the Consumer Experience and Compliance Committee has the authority and responsibility under its charter to:

•

monitor, review and approve our Compliance Management System (“CMS”) framework, including compliance-related controls, assessment processes, staffing, audit plans, CMS reporting and compliance policies;

•

ensure that our CMS is maintained in a manner that is suitable, effective and proportionate to the nature, scale, and complexity of the risks involving consumers inherent in our business, taking into account, among other things, industry risk profiles and regulatory requirements;

•

review with our Chief Compliance Officer or other members of management as appropriate (1) results of compliance reviews and any significant findings, (2) periodic reports regarding an assessment of internal controls, and (3) reports concerning any difficulties encountered in the course of compliance audits;

•

review with our Chief Compliance Officer or other members of management as appropriate material reports or inquiries from government or regulatory agencies that raise potentially significant issues regarding regulatory compliance and consumer experience, and overseeing management’s response to those reports or inquiries;

•

review with our Chief Compliance Officer or other members of management as appropriate the status of compliance with federal and state laws and regulations and internal policies, procedures and controls; and

•	oversee the processes by which we train or otherwise communicate compliance obligations to key stakeholders, including employees, agents, affiliates, and key third-party vendors.

Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance.

Among other things, the Nominating and Corporate Governance Committee has the authority and responsibility under its charter to:

•	make recommendations to the Board concerning the size and composition of the Board;
•	identify, screen and evaluate proposed candidates for the Board;
•	to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;
•	annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;
•	recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;
•	develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan; and
•	make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The Nominating and Corporate Governance Committee or the Board decides whether or not to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The Nominating and Corporate Governance Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating and Corporate Governance Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals.

We do not have a formal diversity policy, but the Nominating and Corporate Governance Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;
•

a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, asset and capital allocation, accounting or administration, in light of prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;
•	a candidate’s familiarity with accounting rules and practices applicable to our business;
•	a candidate’s international business experience;
•	a candidate’s character, integrity and reputation for working constructively with others;
•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;
•

the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and
•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.

The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating and Corporate Governance Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Risk and Information Security Committee. We have a standing Risk and Information Security Committee that is responsible for assisting the Board in oversight of (1) internal controls designed to protect information and proprietary assets, and (2) our risk governance structure, including the Enterprise Risk Management framework, risk policies and risk tolerances. The Risk and Information Security Committee met four times during 2016 and otherwise acted by unanimous written consent.

Among other things, the Risk and Information Security Committee has the authority and responsibility under its charter to:

•

review with our Chief Information Officer and management policies pertaining to information security and cyber threats, taking into account the potential for external threats, internal threats and threats arising from transactions with third parties and vendors;

•

review with our Chief Information Officer our framework to prevent, detect, and respond to cyber attacks or breaches, as well as identify areas of concern regarding possible vulnerabilities and best practices to secure points of vulnerability;

•

review with our Chief Information Officer policies and frameworks relating to access controls, critical incident response plans, business continuity and disaster recovery, physical and remote system access, and perimeter protection of information technology assets

•	review with management programs to educate employees about relevant information security issues and policies with respect to information security generally;
•	review and approve our risk governance structure, including the Enterprise Risk Management framework, key risk policies and critical risk tolerances;
•

discuss with management and our Chief Risk Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies; and

•	review and approve our internal audit work plan to ensure alignment with identified risks and risk governance needs.

Other Corporate Governance Matters

Director Independence.  The Board has determined that all members of the Board other than Mr. Vecchione are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert.  The Board has determined that each of Mr. Monaco, Mr. Mesdag and Ms. Olle qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.

Board Leadership Structure.  The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Willem Mesdag, provides overall leadership to the Board in its oversight function. Our CEO, Kenneth A. Vecchione, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Mesdag to focus on managing Board matters and Mr. Vecchione to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration. The Board’s role in the risk oversight process has no effect on its leadership structure discussed above.

Code of Ethics.  The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Risk Oversight.  Our Board is actively involved in oversight and review of the Company’s risk management efforts, either directly or through its standing committees.  While the Board has retained the responsibility for general oversight of risks and of the Company’s Enterprise Risk Management (“ERM”) program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. The Risk and Information Security Committee and the Consumer Experience and Compliance Committee oversee the Company’s efforts to actively manage both risk and compliance matters. The Risk and Information Security Committee assists the Board by overseeing and reviewing the Company’s risk governance structure, including the ERM program (which includes risk tolerance), and also internal controls to protect Company information and proprietary assets. The Chief Risk Officer reports to the Risk and Information Security Committee, which assesses the performance of the Chief Risk Officer. The Consumer Experience and Compliance Committee primarily oversees the Company’s compliance policies and practices, as embodied in the Company’s compliance management system and ensures an appropriate consumer experience as envisioned in the Company’s Consumer Bill of Rights. The Chief Compliance Officer reports to the Consumer Experience and Compliance Committee, which assesses the performance of the Chief Compliance Officer. The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. The Audit Committee also assist the Board by overseeing and reviewing the internal audit function. In addition, the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors, with the exception of the Consumer Experience and Compliance Committee, which also includes Mr. Vecchione as an ex officio member.

Communications with Directors.  We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors.  The Compensation Committee has engaged FW Cook to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and determined that FW Cook is independent and their respective work for the Compensation Committee does not raise any conflict of interest.  In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.

Executive Sessions of Independent Directors.  Independent Board members meet without management present following regularly scheduled Board meetings or at any other time deemed appropriate by the Board.

Policy Regarding Directors’ Attendance at Annual Meetings.  We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2016 annual meeting.

Majority Voting Policy.  The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the Nominating and Corporate Governance Committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General

Our Board currently consists of nine members, each with a term expiring at the 2017 annual meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, the following incumbent directors for election at the 2017 annual meeting: Kenneth A. Vecchione, Willem Mesdag, Ash Gupta, Wendy G. Hannam, Michael P. Monaco, Laura Newman Olle, Francis E. Quinlan, Norman R. Sorensen and Richard J. Srednicki.

In the event that any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote

Subject to the Majority Voting Policy described above, if a quorum is present and voting, the nine nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	62	President, Chief Executive Officer and Director
Willem Mesdag	63	Non-Executive Chairman and Director
Ashwini (Ash) Gupta	64	Director
Wendy G. Hannam	57	Director
Michael P. Monaco	69	Director
Laura Newman Olle	64	Director
Francis E. Quinlan	68	Director
Norman R. Sorensen	71	Director
Richard J. Srednicki	69	Director

KENNETH A. VECCHIONE. Mr. Vecchione has served as a director and our President since April 2013 and as our Chief Executive Officer since May 2013. He also serves as Chairman of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary. Prior to joining the Company, Mr. Vecchione served as the President and Chief Operating Officer of Western Alliance Bancorp, a publicly traded bank holding company, from April 2010 to April 2013. Mr. Vecchione served as the Chief Financial Officer of Apollo Global Management, L.P., a private equity firm, from November 2007 to March 2010. He also served as Vice Chairman and Chief Financial Officer of MBNA Corporation and as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione has served as a director of Western Alliance Bancorp. since October 2007 and as chairman of Western Alliance Bank, its wholly-owned subsidiary, from January 2014 through December 2015. Mr. Vecchione was previously a director of the Federal Home Loan Bank of San Francisco, Affinion Group and International Securities Exchange. Mr. Vecchione is a graduate of SUNY at Albany. Mr. Vecchione’s qualifications to serve on the Board include his extensive experience in the financial services industry and service on other financial industry boards, and his strong background in executive leadership and strategic planning.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He also serves as director of Cabot. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain, he was a Partner and Managing Director at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a J.D. from Cornell Law School. He serves as a director of Destination XL Group, Inc. and Heidrick & Struggles International, both of which are public companies. He previously served on the boards of Cost Plus, Inc., Nature’s Sunshine Products, Inc., 3i Group plc and Skandia Group AB, all of which were public companies. Mr. Mesdag’s qualifications to serve on the Board include his public and private company board service as well as his career as an investment banker and securities lawyer, through which he has extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry with significant international operations.

ash gupta. Mr. Gupta has served as a director since September 2015. Mr. Gupta is the President of the Global Credit Risk and Information Management Group of the American Express Company. He is an executive officer and a member of American Express’ operating committee, which is responsible for managing American Express’ strategic direction. The Global Credit Risk and Information Management Group at American Express works with every business across the enterprise, as well as with strategic partners, regulators and customers in every market. The team’s goals are to control credit and fraud risk, and accelerate revenue growth through capabilities and innovation, especially focused on Big Data. Mr. Gupta was previously the Chief Risk Officer of the American Express Company for nine years and led the building of integrated risk controls. Mr. Gupta has been with American Express his entire professional life. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the board of Big Brothers Big Sisters of New York and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.

wENDY G. HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds a bachelor’s degree with honors in commerce from Memorial University and a master’s degree in business administration from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She has served on the boards of several business, arts and community organizations. Ms. Hannam became a member of WXN’s Hall of Fame for Canada’s Most Powerful Women in 2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include substantial experience in international financial services and operations in regulated industries.

Michael P. Monaco. Mr. Monaco has served as a director since August 2014. He has served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management, since 2002. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He was previously a director of iPayment, Inc., a leader in the payment processing industry, and the International Securities Exchange. Mr. Monaco also previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.

LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as Chief Enterprise Risk Officer. She joined Capital One in 1999 as Senior Vice President of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as senior vice president of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Private Bank (MSPBNA). Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include broad experience developing and overseeing enterprise risk management, interacting with regulatory authorities and information technology programs at complex financial institutions.

FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps Reserve (Ret.) has served as a director since September 2011. Mr. Quinlan has practiced law for nearly thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law he was an agent with the Federal Bureau of Investigation. As a reserve officer he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force and Joint Force levels of the United States Marine Corps. He has served as a board director and chairman of the audit committee of Irvine Company LLC since September 2002; was founding audit committee chairman and former member of the Board of Directors of the California State Compensation Insurance Fund; and is the chairman of the audit committees of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC. Prior to joining the Board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cyber security and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cyber security and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.

NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. He also serves as director of Cabot. Mr. Sorensen is the former Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company since 2007, as well as held a number of other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also a former Chairman of DE Master Blenders and currently serves as a Senior Advisor to Deloitte, LLP. Mr. Sorensen serves on the board of Insperity, Inc., a public company. Mr. Sorensen also serves as the lead director of Codere S.A., a publicly-listed Spanish company. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

RICHARD J. SREDNICKI. Mr. Srednicki has served as a director since February 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as Chief Executive Officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was President of the Home Services Division at Sears Roebuck & Co., President of AT&T Universal Card Services, General Manager of Citibank Germany, General Manager of Citibank Card Services USA and a Senior Product Manager at Colgate Palmolive Company. He previously served as a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry with other highly regulated companies and service on other financial industry boards.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	62	President, Chief Executive Officer and Director
Jonathan C. Clark	58	Executive Vice President, Chief Financial Officer and Treasurer
Paul Grinberg	56	Group Executive, International and Corporate Development
Ashish Masih	51	President of Midland Credit Management
Gregory L. Call	50	Senior Vice President, General Counsel and Corporate Secretary

KENNETH A. VECCHIONE. For biographical information, see Election of Directors (Proposal No. 1) above.

JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark served as Chief Financial Officer of Midland Credit Management, Inc., the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007 after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.

PAUL GRINBERG. Mr. Grinberg was appointed Group Executive, International and Corporate Development on February 2015. He also serves as director of Cabot. Mr. Grinberg was previously our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte &Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as Chairman of the board and the compensation committee of each of BofI Holding, Inc. and its wholly owned subsidiary Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

ASHISH MASIH. Mr. Masih was appointed President of Midland Credit Management in November 2016.  He is responsible for internal call center operations, decision science and analytics, legal collections, marketing, and operations involving our Midland Credit Management subsidiary. Previously, he served as Executive Vice President, U.S. Debt Purchasing and Operations from February 2014 until November 2016 and Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

GREGORY L. CALL. Mr. Call has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2011. He is responsible for overseeing the Company’s legal department, the enterprise risk management and compliance functions, and the team of legal professionals supporting the Company’s internal legal collections channel. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc., the computer maker and holder of one of America’s strongest consumer brands. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Compensation Philosophy and Purpose

The Compensation Committee of the Board (the “Compensation Committee”) expects the Company’s executives to deliver high performance in a sustained fashion. As a result, a substantial portion of the executives’ overall compensation is tied to our performance, with the single largest component of annual compensation provided in the form of equity. In designing the executive compensation program, the Compensation Committee focuses on: (1) aligning compensation with the achievement of challenging short- and long-term operational and financial goals and the creation of value for our long-term shareholders; (2) positioning us competitively among the companies against which we recruit and compete for talent; and (3) enabling us to attract, reward and retain Named Executive Officers (“NEOs”) who contribute to our long-term success.

2016 Named Executive Officers
Kenneth A. Vecchione	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Paul Grinberg	Group Executive, International and Corporate Development
Ashish Masih	President, Midland Credit Management
Gregory L. Call	Senior Vice President, General Counsel and Corporate Secretary

2016 Elements of Compensation

Base Salary Annual KCP Cash Bonus RSAs Performance Stock Awards (EPS) Performance Stock Awards (TSR)Who is Eligible All NEOs When Granted Reviewed annually Annually in March for prior year Annually Form Cash Equity Type of Performance Short-term emphasis Long-term emphasis Performance/Vesting PeriodOngoing1 year3 years (one third vesting each year)3 yearsHow payout determined N/A Formulaic + Compensation Committee judgment Formulaic Formulaic; Compensation Committee verifies performance Vesting metrics N/A financial metric (KCP Adjusted EBITDA) + strategic goals Time vestedFinancial metric (Adjusted EPS) Total shareholder return compared to benchmark

Pay for Performance

NEO compensation is generally based on clear, measureable goals related to both Company and individual performance. The Compensation Committee sets financial performance objectives that are designed to be challenging but achievable.  If performance targets are exceeded, actual compensation will generally be delivered at above target levels. Conversely, total compensation can be substantially below target levels when performance does not meet goals.

In 2016, 78% of CEO target compensation and 74% of other NEO target compensation, on average, was variable and at-risk based on Company and individual performance. The following charts reflect the direct pay mix for our CEO and NEOs and indicate the percentage of each compensation element. The charts show target compensation, which reflects approximate compensation that would be realized by these individuals if performance goals set by the Compensation Committee were achieved at target levels.

2016 Financial Performance and Effects on NEO Compensation

Financial Highlights 2016.

We reported the following financial highlights for the years ended 2016 and 2015 (in thousands, except per share amounts) and as of December 31, 2016 and 2015 for estimated remaining collections:

	2016	2015	% Change
Estimated Remaining Collections	$5,840,317	$5,711,340	2%
Gross Collections	$1,685,604	$1,700,725	(1)%
Investment in Receivables	$906,719	$1,023,722	(11)%
Revenues	$1,029,258	$1,129,967	(9)%
Operating Expenses	$787,744	$847,713	(7)%
GAAP Net Income From Continuing Operations	$78,923	$68,522	15%
Adjusted Income From Continuing Operations(1)	$90,126	$126,019	(28)%
GAAP Earnings Per Share	$3.05	$2.57	19%
Adjusted Earnings Per Share(1)	$3.48	$4.85	(28)%
Adjusted KCP EBITDA(2)	$282,462	$328,151	(14)%

(1)

Adjusted income from continuing operations and adjusted earnings per share (“EPS”) are non-GAAP financial measures that should not be considered as alternatives to, or more meaningful than GAAP net income from continuing operations or GAAP EPS as indicators of the Company’s operating performance. Adjusted income from continuing operations and Adjusted EPS are used in measuring performance for certain aspects of NEO compensation. Please refer to “Non-GAAP Disclosure” beginning on page 53 of the Company’s Form 10-K, filed on February 23, 2017 for a reconciliation to GAAP.

(2)

Adjusted KCP EBITDA, which is used for calculating bonus awards under the “key contributor plan” is defined as income before interest, taxes, depreciation and amortization, discontinued operations and certain other adjustments, including adjustments for: minority interest; stock-based compensation expenses; acquisition integration and restructuring related expenses; settlement fees and related administrative expenses. This Adjusted KCP EBITDA metric differs from the Adjusted EBITDA metric reported by the Company as the Adjusted KCP EBITDA metric used for calculating bonus awards under the KCP adds back interest income and deducts minority interest ownership.  For 2016, the Compensation Committee reduced Adjusted KCP EBITDA for

certain Telephone Consumer Protection Act (“TCPA”) litigation settlement expenses that were added back for Adjusted EBITDA.   The Compensation Committee also increased Adjusted KCP EBITDA by $15.1 million, which was the amount that was originally included in the Adjusted KCP EBITDA target as the expected contribution of Propel, which was sold during 2016 and was reported as a discontinued operation.

The Company faced a challenging business and regulatory environment in 2016 that was impacted by portfolio purchases with lower returns due to elevated pricing and reduced supply in 2014 and 2015, foreign exchange rate fluctuations as a result of “Brexit” and continued regulation by the Consumer Financial Protection Bureau.  Despite this challenging environment, the Company (1) increased estimated remaining collections (“ERC”) notwithstanding the impact of foreign exchange headwinds, (2) deployed capital at higher returns in 2016, (3) continued to improve liquidation rates while reducing cost to collect, (4) and developed new sources of revenues for the future that will position us for growth. During 2016, the Company recorded allowance charges of approximately $94.0 million resulting from delays or shortfalls in near term collections against the forecasts for certain pools in Europe (the “Allowance Charge”). The Allowance Charge significantly impacted the Company’s performance results including revenues, net income and earnings per share.

Effects of 2016 Performance on NEO Compensation. Illustrative of our pay-for-performance philosophy, the Company’s performance in 2016 (as discussed above) had the following effects on NEO compensation:

(1)	NEOs received (on average) approximately 55% of their target annual bonus payouts for 2016;
(2)	zero vesting on performance shares that were based on achieving 2016 EPS targets; and
(3)	a decrease in the value of the NEO’s outstanding equity awards and personal holdings of Company common stock as a result of the decline in our stock price during 2016.

Effect of Stock Price on CEO Equity Compensation

The charts below illustrate the strong alignment of our CEO’s realized/realizable compensation with our stockholder’s interests.  For each of the three years shown, consistent with our executive compensation philosophy and program design, when our operating and share price performance fall short of our goals, the value that our CEO can expect to realize from long-term equity-based awards also declines, significantly reducing compensation values compared to the grant date values reported in the proxy statement.

	Grant Date Fair Value at Award Date(1)	Realized/Realizable December 31, 2016(2)	% of Grant Date Fair Value Realized/Realizable
2014 Equity Grants	$2,774,626	$1,175,022	42%
2015 Equity Grants	$1,719,939	$771,097	45%
2016 Equity Grants	$2,042,128	$1,293,920	63%
Average	$2,178,898	$1,080,013	50%

(1)

Amounts in this column represent the grant date fair value of equity awards granted during our 2016, 2015 and 2014 fiscal years, computed in accordance with FASB ASC Topic 718, based on target levels for the PSAs.

(2)

Amounts represent the value of realized/realizable equity awards. Realized awards are awards that have vested as of December 31, 2016 and are presented based on the market value of the awards on the date they vested.  Realizable awards are awards that have not vested and are presented based on the closing price on December 31, 2016 of $28.65. Realizable amounts do not include the retention equity grants to the senior executives in 2014 and Adjusted EPS PSAs (defined below) as such awards are not expected to vest.

Key Governance and Pay Practices

We believe our executive compensation program features best practices in compensation design and governance practices, including:

•	Emphasizing pay for performance alignment;
•	Performing regular reviews of the compensation program as directed by the Compensation Committee;
•	Retaining an independent compensation consultant that reports directly to the Compensation Committee;
•	Maintaining stock ownership guidelines for executive officers and directors;
•	Maintaining a compensation recoupment or “clawback” policy;
•	Prohibiting the pledging and hedging of Company stock by executive officers and directors; and
•	Not providing tax gross-ups for change in control benefits.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Purpose

Through our compensation structure, we aim to attract, reward and retain our talent. We feel it is critical to create compensation programs that support our business objectives, reward executive performance and enable our growth and success. We aim to provide total compensation that is market competitive.

Ultimately, our philosophy regarding the compensation of our NEOs is generally focused on the following:

•

Pay for Performance and Experience.   Target executive compensation opportunities are commensurate with the executive’s experience and expertise coupled with an assessment of: (1) the executive’s contribution to the Company; (2) the responsibilities of the executive; and (3) the recommendations of management which are informed by competitive market data.

•

Market Comparison.  The Compensation Committee, with the assistance an independent compensation consultant and management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures. Our compensation programs must be competitive in order to attract and retain our executives.

•

Alignment with Stockholder Interests.  We believe that basing a significant amount of executive compensation on corporate results and performance aligns executive interests with stockholder interests. In general, the payment of our annual incentive compensation is dependent upon the achievement of targeted corporate operating measures and the Compensation Committee may use discretion to reduce (but not to increase) awards. In addition, a significant portion of our executive compensation is provided in the form of equity awards, the majority of which are earned based on performance over a three-year period, aligning executives’ interests with those of our stockholders.

•

Retention.  We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Equity awards, the majority of which vest over a three-year period, help to retain our executives, while also supporting alignment with our stockholders’ interests.

•

Severance.  We maintain severance arrangements with each of our executives, which provide for separation payments if the executive’s employment is terminated without cause, if the executive resigns for good reason or in the event of a qualifying termination in connection with a change of control.

2016 Elements of Compensation.  The primary elements of executive compensation are base salary, annual incentive awards and long-term equity-based incentive awards. Each of these elements is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The table below sets out the primary elements of total compensation and the roles they serve:

Element		Description/Role

Base Salary (Cash)		• Base salaries are evaluated annually by the Compensation Committee and are based on each executive’s experience, responsibilities and contributions to the Company.
Annual Key Contributor Plan (“KCP”) Bonus (Cash)

•     Executives are eligible to receive an annual cash bonus payable pursuant to our Key Contributor Plan (“KCP”) based on the Company’s achievement of an adjusted net income target. If the target is achieved, the plan is funded and the Compensation Committee may use its negative discretion to pay lesser amounts based on a review that focuses on Adjusted KCP EBITDA (defined below) performance against targets established by the Compensation Committee at the beginning of the fiscal year, individual performance, and such other factors as determined by the Compensation Committee.

•     Focuses executives on the short-term results that are closely tied to longer-term stockholder value creation.

•    Rewards achievement of the Company’s annual financial targets.

Long-Term Incentive (Equity)	Time Based

•     Of the total 2016 long-term equity grant for NEOs, 50% consists of restricted stock awards (“RSAs”) that vest in equal annual installments over a three-year period.

•     Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

•    Supports retention

•    Vesting provisions and terms are consistent with promoting a long-term management perspective.

•     Awarded based on the Compensation Committee’s assessment of individual performance and expected future contributions.

Performance Based

•     Of the 2016 annual long-term equity grant for our NEOs, 50% consists of performance stock awards (“PSAs”). Of these PSAs, 80% vest annually over a three-year period based on the Company’s achievement of annual adjusted earnings per share targets established by the Compensation Committee early in the year of grant (“EPS PSAs”) and 20% vest over a three-year performance period based on the Company’s relative total shareholder return performance compared to the component companies included in the S&P SmallCap 600 Financial Sector Index (“TSR PSAs”) at the time of the grant.

•     Supports achievement of the Company’s long-term financial goals of sustained growth.

•     Vesting provisions and terms are consistent with providing a long-term management focus on financial performance.

•     An executive has the opportunity to receive equity vesting above or below target based on achievement of the established performance goals.

How We Make Compensation Decisions

Role of the Compensation Committee.  The Compensation Committee meets regularly throughout the year, although its primary activity occurs following the close of the fiscal year, when the Compensation Committee: (1) approves annual equity grants; (2) approves total compensation levels for our NEOs for the current fiscal year, including any adjustment to salary and annual KCP bonus opportunities; (3) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (4) approves payments under the KCP and any other cash bonuses applicable to our executives for the previous fiscal year.

The Compensation Committee has the authority to hire outside advisors and consultants at the expense of the Company. Since 2015, the Compensation Committee has engaged FW Cook to assist in carrying out the Company’s executive compensation programs.  The Compensation Committee has assessed the independence of FW Cook pursuant to SEC and NASDAQ rules and determined that FW Cook is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee’s independent compensation consultant, FW Cook:

•	Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee;
•	Provides advice on the appropriateness and competitiveness of our compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group;
•	Consults on executive compensation trends and developments;
•	Consults on various compensation matters and recommends compensation program designs and practices to support our business strategy and objectives;
•	Cooperates with management to compile market data and review the appropriateness of such data; and
•	Works with management to assess the potential risks arising from our compensation policies and practices.

Role of Management in the Compensation Setting Process. The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. The Chief Executive Officer and representatives from the Human Resources and Legal departments generally attend Compensation Committee meetings to make presentations/recommendations regarding, and to discuss management’s viewpoint on, various compensation matters.  The Chief Executive Officer is not present for deliberations regarding his own compensation.

Compensation Peer Group. While the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at other comparable companies is nevertheless useful as a recruitment and retention tool to remain competitive in the marketplace for talent.  Accordingly, the Compensation Committee engages FW Cook to assist and make recommendations in connection with the periodic selection and review of companies to be included in the “Compensation Peer Group.”  The companies that are included in the 2016 Compensation Peer Group are the same as the 2015 Compensation Peer Group and were identified based on certain metrics, primarily industry revenue, market capitalization and complexity, comparable to those of the Company.  The following table sets forth the companies included in the 2016 Compensation Peer Group:

Compensation Peer Group
Blackhawk Network Holdings Inc.	MAXIMUS, Inc.
Corelogic Inc.	Moneygram International Inc.
Credit Acceptance Corp.	Nelnet, Inc.
CSG Systems International, Inc.	OneMain Holdings Inc.
Evercore Partners Inc.	PRA Group, Inc.
ExlService Holdings, Inc.	Sykes Enterprises, Incorporated
GFI Group	Walter Investment Management Corp
Green Dot Corporation	World Acceptance Corp.

“Say-on-Pay” Advisory Vote on Executive Compensation. At our 2016 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 94% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance-based executive compensation program.

The Compensation Committee considered the results of the 2016 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed herein, including the advice of FW Cook. No changes were made to the Company’s executive compensation program and policies explicitly as a result of the 2016 “say-on-pay” advisory vote.

We solicit a “say-on-pay” advisory vote every year, including at this annual meeting of stockholders.

Overview of 2016 Compensation

Base Salary. The first element of our NEO compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account competitive market data for NEOs with similar roles and responsibilities. The Compensation Committee annually reviews each NEO’s base salary. For the review of salaries for our NEOs in 2016, the Compensation Committee considered general market salary data, an assessment of corporate performance, as well as individual performance of each NEO.

Name	Annual Base Salary at December 31, 2015	2016 Annual Base Salary at December 31, 2016	Salary Increase %
Kenneth A. Vecchione	$860,000	$860,000	0.0%
Jonathan C. Clark	$500,000	$510,000	2.0%
Paul Grinberg	$550,000	$566,500	3.0%
Ashish Masih	$340,000	$425,000	25.0%	(1)
Gregory L. Call	$300,000	$325,000	8.3%

(1)

Mr. Masih received a raise to $375,000 in March 2016 as a result of individual performance and increased responsibilities. He received a subsequent raise to $425,000 in November 2016 in conjunction with his promotion to President, Midland Credit Management.

Annual KCP Bonus. The second element of our NEO compensation package is the annual KCP cash short-term incentive bonus program. Pursuant to the terms of the KCP, each NEO’s target bonus is a stated percentage of his base salary as detailed in the table below. For 2016, the threshold bonus percentage was 50% of the NEO’s target for Messrs. Vecchione, Clark and Grinberg and 60% of target for Messrs. Masih and Call and the maximum bonus percentage for each NEO was 200% of target. For the 2016 KCP, the Compensation Committee determined that if a specified level of the Company’s adjusted net income was achieved, then the bonus plan for the NEOs would fund at the maximum percentages, and the Compensation Committee would use its negative discretion to determine the actual payouts. The adjusted net income target was set at $72.3 million and we achieved adjusted net income of $90.1 million, thereby exceeding our goal and funding the potential KCP bonus payments for our NEOs at maximum.  The calculation of adjusted net income is described below. This bonus structure is intended to preserve deductibility under Section 162(m) of the Internal Revenue Code so that the annual bonuses to our NEOs can qualify as “performance-based compensation” while taking a holistic approach in evaluating annual performance.

In determining actual payouts to our NEOs based on its negative discretion, the Compensation Committee evaluated the Company’s performance relative to a pre-established Adjusted KCP EBITDA target and other factors it deemed appropriate, including both individual performance as well as performance against non-financial corporate performance goals.  Adjusted KCP EBITDA is defined below. The 2016 Adjusted KCP EBITDA target used to guide individual bonus determinations was set by the Compensation Committee at $357.2 million, approximately 9% higher than the $328.2 million of Adjusted KCP EBITDA actually achieved in 2015. The Compensation Committee believes that Adjusted KCP EBITDA is a key driver of our success and stockholder value, and is directly affected by the decisions of the Company’s management. As such the Compensation Committee determined that Adjusted KCP EBITDA continued to be a key operating measure for guiding bonus determinations for our NEOs under the KCP. Adjusted KCP EBITDA may be adjusted for unusual items at the Compensation Committee’s discretion. Actual Adjusted KCP EBITDA for 2016 was $282.5 million, representing 79.1% of the Adjusted KCP EBITDA target of $357.2 million, which was just slightly below the defined Adjusted KCP EBITDA performance threshold guideline, which was set at 83.3% of target for Messrs. Vecchione, Clark and Grinberg and 80% for Messrs. Masih and Call.  The Compensation Committee determined that although there should be an impact on actual payouts under the 2016 KCP as a result of underperformance, not paying any portion of the annual KCP bonus (despite performance being just slightly below the threshold guideline) could have had negative effects on management morale and retention (as the 2016 KCP applies to various levels of Company management, not just the NEOs).  In determining 2016 KCP bonus payouts, the Compensation Committee noted that Adjusted KCP EBITDA was significantly impacted by the Allowance Charge of approximately $94.0 million recognized on certain portfolio pool groups in Europe in the third quarter of 2016. The Compensation Committee recognized strong individual performance, particularly in the United States, by the NEOs, notwithstanding the Allowance Charge.

The Compensation Committee noted that while allowance charges are part of normal operations, the accounting rules related to revenue recognition on investments in consumer receivable portfolios can have drastic and unequal impacts on compensation.  In compliance with the authoritative accounting guidance, the Company accounts for certain investments in consumer receivable portfolios using the interest method. The interest method applies an internal rate of return (“IRR”) to the cost basis of the pool, which remains unchanged throughout the life of the pool, unless there is an increase in subsequent expected cash flows. Subsequent increases in expected cash flows are generally recognized prospectively through an upward adjustment of the pool’s IRR over its remaining life. As such the Company only receives the benefits of the increased IRR ratably over the life of the pool. However, subsequent decreases in expected cash flows do not change the IRR, but the entire amount is immediately recognized as an allowance charge to the cost basis of the pool and are reflected in the consolidated statements of income as a reduction in revenue.

Based on the analysis above and after reviewing the individual contributions by the NEOs, the Compensation Committee determined that it was in the best interest of the Company to make the following KCP bonus payments to our NEOs for 2016:

Name	2016 KCP Bonus Target % (of Base Salary)	2016 KCP Bonus Target(1)	Baseline Funding if Threshold Performance Achieved(2)	2016 KCP Actual Bonus Received	Bonus Paid as a % of Target
Kenneth A. Vecchione	110.5%	$950,300	$475,150	$570,180	60.0%
Jonathan C. Clark	100.0%	$510,000	$255,000	$245,000	48.0%
Paul Grinberg	100.0%	$566,500	$283,250	$237,000	41.8%
Ashish Masih	100.0%	$425,000	$255,000	$255,000	60.0%
Gregory L. Call	75.0%	$243,750	$146,250	$175,000	71.8%

(1)

KCP bonus target is calculated as base salary multiplied by KCP bonus target percentage. The threshold KCP bonus percentage was 50% of target for Messrs. Vecchione, Clark and Grinberg and 60% of target for Messrs. Masih and Call and the maximum bonus percentage for each executive was 200% of target.

(2)

Amounts represent what baseline funding would have been if the Company had achieved the Adjusted KCP EBITDA threshold guideline, which was set at 83.3% of target for Messrs. Vecchione, Clark and Grinberg and 80% for Messrs. Masih and Call.

Calculation of Adjusted Net Income.  Adjusted net income is calculated as GAAP net income from continuing operations attributable to income, excluding non-cash interest and issuance cost amortization relating to our convertible notes, acquisition, integration and restructuring related expenses, gain on reversal of contingent consideration, settlement fees and related administrative expenses, amortization of certain acquired intangible assets, income tax effects of the adjustments and adjustments attributable to noncontrolling interest.

Calculation of Adjusted KCP EBITDA.  Adjusted KCP EBITDA for purposes of calculating bonus awards under the KCP is defined as income before interest, taxes, depreciation and amortization, discontinued operations and certain other adjustments, including adjustments for: minority interest; stock-based compensation expenses; acquisition integration and restructuring related expenses; settlement fees and related administrative expenses. This Adjusted KCP EBITDA metric differs from the Adjusted EBITDA metric reported by the Company as the Adjusted KCP EBITDA metric used for calculating bonus awards under the KCP adds back interest income and deducts minority interest ownership.  For 2016, the Compensation Committee reduced Adjusted KCP EBITDA for certain TCPA settlement expenses that were added back for Adjusted EBITDA.   The Compensation Committee also increased Adjusted KCP EBITDA by $15.1 million, which was the amount that was originally included in the Adjusted KCP EBITDA target as the expected contribution of Propel, which was sold during 2016 and was reported as a discontinued operation.

As a result of the unanticipated drastic effect of the Allowance Charge on compensation, the Compensation Committee took steps to improve the 2017 compensation structure by adding additional performance metrics and increasing the effect of individual performance on compensation.  Additional detail regarding changes to 2017 compensation can be found in the “Key Changes for 2017 Compensation” section below.

Long-Term Incentive Program.  Our annual long-term equity incentive awards are intended to create a direct correlation between the Company’s financial performance and stock price and compensation paid to our NEOs; attract, motivate, and retain our NEOs; assist in building equity ownership of our NEOs to increase the alignment of our NEO’s interests with long-term stockholder interests; and reward participants for performance in relation to the creation of stockholder value. Pursuant to our 2013 Incentive Compensation Plan (the “2013 Plan”), the Committee may grant various forms of equity awards.

The aggregate target value of annual equity awards granted to NEOs is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to stockholders, market data, historic awards, as well as individual performance, the individual’s ability to drive Company results, leadership potential and retention. Equity awards for our NEOs in 2016 were granted as a targeted mix of 50% PSAs and 50% RSAs. Of the PSAs, 80% are EPS PSAs and 20% are TSR PSAs. Actual percentages vary slightly, based on the associated GAAP accounting valuations of the underlying awards.

In March 2016, the Compensation Committee granted the following equity awards to our NEOs:

Name	2016 RSA Grant	2016 EPS PSA Grant(1)	2016 TSR PSA Grant(1)
Kenneth A. Vecchione	37,636	30,109	7,527
Jonathan C. Clark	19,288	15,430	3,857
Paul Grinberg	21,170	16,936	4,234
Ashish Masih	12,984	10,387	2,596
Gregory L. Call	11,290	9,032	2,258

(1)	Amounts represent target shares.

2016 Time-Based Restricted Stock Awards. The time-based RSAs granted to NEOs on March 9, 2016 vest in three equal annual installments on each of March 9, 2017, March 9, 2018 and March 9, 2019 subject to continued employment with the Company.

2016 EPS Performance-Based Stock Awards. The EPS PSAs granted to NEOs in 2016 will vest in three tranches based on the achievement of annual adjusted earnings per share (“Adjusted EPS”) targets established by the Compensation Committee early in 2016 for 2016, 2017 and 2018 and set forth in the terms of the award agreements.  If a certain threshold Adjusted EPS goal is achieved each year, then at least 50% of the EPS PSAs will vest, and if a certain “maximum” goal is achieved or exceeded each year, then 200% of the EPS PSAs will vest. The EPS PSAs are also subject to a 3-year cumulative Adjusted EPS target to provide a catch-up opportunity if the Adjusted EPS targets are not achieved in one or more years. If the threshold Adjusted EPS goal is not achieved for any given year then, subject to the 3-year cumulative Adjusted EPS catch-up opportunity, none of the EPS PSAs for that year will vest.

2016 TSR Performance-Based Stock Awards. The TSR PSAs granted in 2016 have a three-year performance period (March 2016 through March 2019) and will cliff vest on March 9, 2019 based on continued employment through that date and the Company’s three-year relative total shareholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant. The Compensation Committee chose relative total shareholder return as an objective metric for our shareholders to evaluate our performance against the performance of other companies and to align the interests of our NEOs with the interests of shareholders. The Compensation Committee worked with FW Cook to select the S&P SmallCap 600 Financial Sector Index for use as comparison.

We measure relative total shareholder return based on the change in each company’s stock price during that period, taking into account any dividends paid during that period, which are assumed to be reinvested in the stock. The change in value from the beginning to the end of the period is divided by the beginning value to determine total shareholder return. Our total shareholder return is compared to the total shareholder return of other companies, ranked by percentile, to determine the number of TSR PSAs that vest. An averaging period is used to determine the beginning and ending stock price values used to calculate the relative total shareholder return, which is expected to mitigate the impact on the long-term relative total shareholder return results of short-term stock price fluctuations at the beginning or end of the performance period.

No TSR PSAs vest if our relative total shareholder return performance is below the 30th percentile. In addition, if our total shareholder return for the performance period is negative, the number of TSR PSAs that vests is capped at 100% of the target number of shares regardless of our percentile ranking. If our relative total shareholder return percentile ranking is above the 30th percentile and between the levels shown in the table below, the portion of the TSR PSAs that vests is linearly interpolated between the two nearest vesting percentages.

The TSR PSAs granted in March 2016 have a three-year performance-period (March 2016 through March 2019) and will cliff vest on March 9, 2019, subject to continued employment through that date, with zero to 200% of the target number of shares vesting depending on the Company’s relative total shareholder return percentile ranking, as follows:

Relative Total Shareholder Return Percentile v. S&P Small Cap 600 Financial Sector Index Companies	TSR PSAs Vesting as a percentage of Target
90th or above	200%
50th	100%
30th	50%
below 30th	0%

Vesting of 2016 EPS Performance-Based Stock Awards, 2015 Performance-Based Stock Awards and 2014 Performance-Based Stock Awards.  Adjusted EPS for 2016 was $3.48 and is defined as net income per share (which was $3.05 for 2016) excluding non-cash interest and issuance cost amortization relating to our convertible notes (increased earnings per share by $0.46 per share), acquisition, integration and restructuring related expenses (increased earnings per share by $0.68 per share), gain on reversal of contingent consideration (decreased earnings per share by $0.31 per share), settlement fees and related administrative expenses (increased earnings per share by $0.24 per share), amortization of certain acquired intangible assets (increased earnings per share by $0.10 per share), income tax effects of the adjustments (decreased earnings per share by $0.49 per share) and adjustments attributable to noncontrolling interest (decreased earnings per share by $0.25 per share). Adjusted EPS is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than EPS as an indicator of the Company’s operating performance.

Similar to the 2016 EPS PSA grants, the Compensation Committee made PSA grants to the NEOs in 2014 and 2015, which have tranches that could have vested in 2016 based on the achievement of Adjusted EPS targets established by the Compensation Committee at the time the grants were made.  Similar to Tranche 1 of the 2016 PSA grants, Tranche 3 of the 2014 PSA grants and Tranche 2 of the 2015 grants were eligible to vest based on 2016 Adjusted EPS results.

Primarily as a result of the Allowance Charge, 2016 Adjusted EPS results were below threshold for the relevant tranches of the EPS PSA grants made in 2014, 2015, and 2016 and as a result no EPS PSAs vested.

Description	Adjusted EPS Target(1)	2016 Actual Adjusted EPS Result	Vesting Percentage
2014 EPS PSA Grant – Tranche 3	$5.59	$3.48	0%	(2)
2015 EPS PSA Grant – Tranche 2	$5.59	$3.48	0%
2016 EPS PSA Grant – Tranche 1	$5.33	$3.48	0%

(1)	Targets to receive awards at threshold for the 2014, 2015 and 2016 EPS PSA grants were $5.14, $5.14 and $4.90, respectively.
(2)	No EPS PSAs vested as a result of the 3-year cumulative catch-up provision on the 2014 EPS PSA grant.

The table below reflects the number of shares (at target) that did not vest as a result of underperformance:

Name	2014 EPS PSA Grant Tranche 3 (Target)	2015 EPS PSA Grant Tranche 2 (Target)	2016 EPS PSA Grant Tranche 1 (Target)	Vesting Percentage on All Tranches
Kenneth A. Vecchione	7,062	8,329	10,037	0%
Jonathan C. Clark(1)	—	4,842	5,144	0%
Paul Grinberg	4,516	5,327	5,646	0%
Ashish Masih	2,443	2,881	3,463	0%
Gregory L. Call	1,847	2,542	3,011	0%

(1)	Mr. Clark became an NEO on February 26, 2015.
(2)	The 2015 EPS PSAs and the 2016 EPS PSAs remain subject to a 3-year cumulative Adjusted EPS target to provide a catch-up vesting opportunity.

Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under individual severance arrangements or under the Separation Plan are designed to provide an important safety net that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We do not have single-trigger equity vesting acceleration upon a change of control and we do not provide excise tax gross-up on our double-trigger cash severance. We believe that the provisions of our severance arrangements with the NEOs are consistent with the principal objectives of our compensation programs and that the payments that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions, including (among other things) covenants for non-solicitation and non-disparagement, in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interest and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination once every two years.

Perquisites. Pursuant to his letter agreement with the Company, Mr. Vecchione receives a housing allowance in order to allow him to maintain a residence in two of the Company locations and travel frequently between offices. Pursuant to his letter agreement with the Company, Mr. Grinberg receives an annual reimbursement of commuting expenses.

Tax Considerations

Internal Revenue Code Section 162(m). Internal Revenue Code (“IRC”) Section 162(m) generally provides that public companies cannot deduct non-performance based compensation paid to the Company’s CEO and the other three most highly-compensated executives for the year, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take IRC Section 162(m) requirements for deductibility into account when structuring executive compensation (for example, our annual bonus plan and performance-based awards granted to the applicable NEOs generally are intended to qualify for the performance-based exception). However, the Compensation Committee believes that the Company must be able to attract, reward and retain the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interest of the Company and our stockholders.

Other Matters Relating to Executive Compensation

Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.

Compensation Recovery Policy.  The Compensation Committee has adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback cash and equity incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

Stock Ownership Guidelines. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company.  Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. For the purposes of these requirements, all shares owned and unvested RSAs are included in the calculation. Unexercised stock options and unvested PSAs are not included in the calculation. All NEOs are in compliance with the stock ownership guidelines.

Title/Position	Stock Ownership Guidelines
Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Group Executive, International and Corporate Development	3x Base Salary
Executive Vice President (including President of Midland Credit Management)	3x Base Salary
Senior Vice President	2x Base Salary

Key Changes for 2017 Compensation

The Compensation Committee and Company management continually seek to improve the executive compensation program to support the execution of the Company’s business strategy, facilitate the alignment of management’s interests with those of long-term shareholders, and to reflect best practices. With the support of management and FW Cook, the Compensation Committee has decided to make the following changes for 2017:

KCP and Metric Changes.  In prior years KCP Adjusted EBITDA has served as the primary financial performance metric in determining award funding. For 2017, the Compensation Committee has expanded the financial metrics considered in determining award funding to include total collections and cost to collect.  In addition, a defined portion of the award will be funded based on the Compensation Committee’s determination of each NEO’s individual performance against objectives set by the CEO and approved by the Compensation Committee in the first quarter.  The Compensation Committee believes that these additional financial metrics will better align management’s interests with those of long-term shareholders, prevent situations where a large portions of compensation are based on a single financial metric and continue to provide the Compensation Committee the flexibility to reward outstanding individual performance.

Performance Based Awards in Long-Term Incentive Program.  For 2017 long-term equity incentive awards, unlike previous years, the Compensation Committee did not grant EPS PSAs or TSR PSAs.  The Compensation Committee instead granted performance stock options that vest in equal annual installments over a three year period but only if, within four years from the date of grant, the 20 trading day average of the NASDAQ-reported closing price per share of the Company's common stock (subject to dividend-related adjustments) exceeds $38.6875 per share (a 25% increase from the closing price on the date of grant). The Compensation Committee believes that, because of the 25% stock price performance hurdle, these performance options better align management’s interests with those of long-term shareholders and supports the Company’s pay for performance approach. Consistent with prior years, the Compensation Committee granted the NEOs time-based RSAs that vest in three equal annual installments on each of March 9, 2018, March 9, 2019 and March 9, 2020 subject to continued employment with the Company.

Name	2017 Performance Options	2017 RSA Grant
Kenneth A. Vecchione	74,474	27,463
Jonathan C. Clark	41,617	15,347
Paul Grinberg	41,617	15,347
Ashish Masih	26,285	9,693
Gregory L. Call	25,189	9,289

2017 Retention Program.  On February 21, 2017, consistent with our compensation philosophy and purpose and in order to promote retention of the Company’s officers during a period with a challenging business/regulatory environment and to position the Company competitively among the companies against which it recruits and competes for talent the Compensation Committee granted restricted stock awards (the “Retention RSAs”) and restricted cash awards (the “Retention Restricted Cash Awards”) to the NEO’s and certain other officers of the Company.  In determining the amount and structure of the awards, the Compensation Committee took into consideration, among other things, the estimated impact to the business, financial or otherwise, of hiring fully-qualified replacements. The Retention RSAs and Retention Restricted Cash Awards granted to the NEOs were as follows:

Name	2017 Retention RSA Grant	2017 Retention Restricted Cash Grant
Kenneth A. Vecchione	23,633	$800,000
Jonathan C. Clark	13,293	$450,000
Paul Grinberg	13,293	$450,000
Ashish Masih	11,816	$400,000
Gregory L. Call	9,403	$318,300

Subject to the recipient being continuously employed with the Company, the Retention RSAs will time vest 50% on December 31, 2018 and 50% on December 31, 2019. Subject to (1) the recipient being continuously employed with the Company and (2) the Company achieving predetermined strategic objectives relating to developing a new business, the Retention Restricted Cash Awards vest in four equal installments on June 30, 2018, December 31, 2018, June 30, 2019 and December 31, 2019.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the members of the Compensation Committee were Richard J. Srednicki (Chair), Ash Gupta, Francis E. Quinlan and Norman R. Sorensen. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Richard J. Srednicki (Chair)
Ash Gupta
Francis E. Quinlan
Norman R. Sorensen

Risks Related To Compensation Policies And Practices

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk taking arising from our employee compensation policies and practices. The Compensation Committee, with the assistance of FW Cook, continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:

•

Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•

The single biggest portion of our executive compensation consists of equity-based awards, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.

•

The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

•

The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company.

•	The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

2016 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us and our subsidiaries for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Kenneth A. Vecchione	2016	$860,000	$2,042,128	$570,180	$77,800	(4)	$3,550,108
President and Chief	2015	$860,000	$1,719,939	$939,052	$72,084		$3,591,075
Executive Officer	2014	$852,596	$2,774,626	$1,497,002	$66,110		$5,190,334
Jonathan C. Clark(5)	2016	$508,333	$1,046,537	$245,000	$356,145	(6)	$2,156,015
Executive Vice President,	2015	$500,000	$999,956	$494,082	$167,335		$2,161,373
Chief Financial Officer	2014	$96,154	$613,544	$188,377	$12,091		$910,166
and Treasurer
Paul Grinberg	2016	$563,750	$1,148,684	$237,000	$122,942	(7)	$2,072,376
Group Executive,	2015	$550,000	$1,099,943	$543,490	$124,109		$2,317,542
International and	2014	$544,819	$2,999,762	$957,385	$122,603		$4,624,569
Corporate Development
Ashish Masih	2016	$375,417	$704,481	$255,000	$13,835		$1,348,732
President, Midland Capital	2015	$340,000	$594,968	$337,317	$18,934		$1,291,219
Management	2014	$329,085	$1,288,364	$507,892	$11,610		$2,136,951
Gregory L. Call	2016	$320,833	$612,595	$175,000	$9,101		$1,117,530
Senior Vice President,	2015	$300,000	$524,964	$223,225	$11,084		$1,059,273
General Counsel and Corporate Secretary	2014	$295,367	$961,221	$336,105	$11,601		$1,604,294

(1)

Amounts in this column represent the grant date fair value of time-based and performance-based RSA and PSA awards granted during our 2016, 2015 and 2014 fiscal years, computed in accordance with FASB ASC Topic 718, which for PSAs means based on the probable outcome of applicable performance goals. If the amounts for 2016 awards were calculated based on maximum level payouts, the amounts would be: for Mr. Vecchione, $3,084,268; for Mr. Clark, $1,580,592, for Mr. Grinberg, $1,734,882; for Mr. Masih, $1,063,977; and for Mr. Call, $925,216. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014. Additional information about the awards reflected in this column is set forth in the notes to the 2016 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2016 Year-End table, below.

(2)

Represents the payouts under the Company’s KCP for performance during the applicable year and paid early in the subsequent year. For 2016, the KCP would be funded based on the Company’s achievement of a pre-established adjusted net income target, and awards would be adjusted based on the Compensation Committee’s exercise of negative discretion based on the Company’s performance relative to a pre-established Adjusted KCP EBITDA target and other factors deemed appropriate by the Compensation Committee, including both individual performance as well as performance against non-financial corporate performance goals. For 2015 and 2014, payouts under the KCP were based on the Company’s KCP Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets.

(3)

Amounts in this column include matching contributions to our 401(k) plan, wellness reimbursements, contributions to Health Savings Accounts and matching contributions pursuant to charitable donation programs of the Company.

(4)	Includes a housing allowance of $60,000.
(5)	Mr. Clark became an employee on October 13, 2014, therefore his 2014 data is for only a partial year.
(6)	Includes relocation expenses in the amount of $337,961.
(7)	Includes commuting expenses in the amount of $110,142.

2016 Grants Of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2016.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of		Grant Date Fair Value of Stock
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum	Shares of Stock or Units		and Option Awards(3)
Kenneth A. Vecchione		$475,150	$950,300	$1,900,600
	3/9/2016				15,055	30,109	(4)	60,218			$799,996
	3/9/2016				3,764	7,527	(5)	15,054			$242,144
	3/9/2016								37,636	(6)	$999,989
Jonathan C. Clark		$255,000	$510,000	$1,020,000
	3/9/2016				7,715	15,430	(4)	30,860			$409,975
	3/9/2016				1,929	3,857	(5)	7,714			$124,080
	3/9/2016								19,288	(6)	$512,482
Paul Grinberg		$283,250	$566,500	$1,133,000
	3/9/2016				8,468	16,936	(4)	33,872			$449,990
	3/9/2016				2,117	4,234	(5)	8,468			$136,208
	3/9/2016								21,170	(6)	$562,487
Ashish Masih		$255,000	$425,000	$850,000
	3/9/2016				5,194	10,387	(4)	20,774			$275,983
	3/9/2016				1,298	2,596	(5)	5,192			$83,513
	3/9/2016								12,984	(6)	$344,985
Gregory L. Call		$146,250	$243,750	$487,500
	3/9/2016				4,516	9,032	(4)	18,064			$239,980
	3/9/2016				1,129	2,258	(5)	4,516			$72,640
	3/9/2016								11,290	(6)	$299,975

(1)

Represents the potential payouts under the Company’s KCP for 2016. The threshold level is 50% of target for Messrs. Vecchione, Clark and Grinberg and 60% of target for Messrs. Masih and Call and the maximum level is set at 200% of target.

(2)	Amounts represent PSAs granted in fiscal year 2016. The threshold level is set at 50% of target and the maximum level is set at 200% of target.
(3)

Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718, which for PSAs is based on the probable outcome of the performance goals. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Amounts represent EPS PSAs that vest in three annual tranches based on the Company’s performance relative to pre-established Adjusted EPS targets and continued employment.
(5)

Amounts represent TSR PSAs that have a three-year performance-period (March 2016 through March 2019) and will cliff vest on March 9, 2019 based on the Company’s three-year relative total shareholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment.

(6)

Represents awards of RSAs under the 2013 Plan. The RSAs granted on March 9, 2016 vest in three equal annual installments on each of March 9, 2017, March 9, 2018 and March 9, 2019 subject to continued employment.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock option awards, RSAs and PSAs that were outstanding for each of our NEOs as of December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Kenneth A Vecchione	—	—	—	—	40,000	(2)	$1,146,000
					4,708	(3)	$134,884
					11,105	(4)	$318,158
					37,636	(5)	$1,078,271
								3,531	(6)	$101,163
								40,000	(7)	$1,146,000
								8,329	(8)	$238,626
								15,055	(9)	$431,311
								3,764	(10)	$107,824
Jonathan C. Clark	—	—	—	—	6,456	(4)	$184,964
					19,288	(5)	$552,601
								23,255	(7)	$666,256
								4,824	(8)	$138,723
								7,715	(9)	$221,035
								1,929	(10)	$55,252
Paul Grinberg	16,666	—	$22.17	4/06/2022
					3,011	(3)	$86,265
					7,102	(4)	$203,472
					21,170	(5)	$606,521
								2,258	(6)	$64,692
								25,581	(7)	$732,896
								5,327	(8)	$152,604
								8,468	(9)	$242,608
								2,117	(10)	$60,652
Ashish Masih	40,000	—	$13.17	8/20/2019
	6,600	—	$17.90	2/25/2020
	4,166	—	$22.17	4/06/2022
					1,628	(3)	$46,642
					3,841	(4)	$110,045
					12,984	(5)	$371,992
								1,222	(6)	$34,996
								23,721	(7)	$679,607
								2,881	(8)	$82,541
								5,194	(9)	$148,794
								1,298	(10)	$37,188
Gregory L. Call	5,000	—	$22.17	4/06/2022
					1,231	(3)	$35,268
					3,389	(4)	$97,095
					11,290	(5)	$323,459
								924	(6)	$26,458
								17,441	(7)	$499,685
								2,542	(8)	$72,828
								4,516	(9)	$129,383
								1,129	(10)	$32,346

(1)	Market value for RSA and PSA awards was calculated using the closing price of $28.65 per share for our common stock on December 31, 2016.
(2)

Amounts reported represent outstanding portions of a sign-on award of RSAs granted pursuant to the Company’s 2005 Stock Incentive Plan on April 15, 2013. The RSA vests in five equal annual installments. The first three installments vested on each of April 8, 2014, April 8, 2015 and April 8, 2016, respectively. The remaining and disclosed portion vested or is scheduled to vest in equal installments on April 8, 2017, and April 8, 2018, respectively.

(3)

Amounts reported represent outstanding portions of RSAs granted pursuant to the 2013 Plan on March 7, 2014. The RSA vests in three equal annual installments. The first two installments vested on March 9, 2015 and March 9, 2016, respectively. The remaining and disclosed portion vested on March 9, 2017.

(4)

Amounts reported represent outstanding portions of RSAs granted pursuant to the 2013 Plan on March 9, 2015. The RSA vests in three equal annual installments. The first installment vested on March 9, 2016. The remaining and disclosed portion vested or is scheduled to vest in equal installments on March 9, 2017 and March 9, 2018.

(5)

Amounts reported represent outstanding portions of awards of RSAs granted pursuant to the 2013 Plan on March 9, 2016. The RSA award vests in three equal annual installments on each of March 9, 2017, March 9, 2018, and March 9, 2019.

(6)

Amounts reported represent outstanding portions of EPS PSAs granted pursuant to the 2013 Plan on March 7, 2014. The EPS PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Based on 2016 performance at below threshold levels, amount reported represents payout at threshold levels.  If this amount were calculated based on target level payouts, the amounts would be: for Mr. Vecchione, 7,062; for Mr. Grinberg, 4,516; for Mr. Masih, 2,443; and for Mr. Call, 1,847.

(7)

Represents one-time retention equity grants to the senior executives in 2014 (the “2014 Retention Grants”), which vest based on the attainment of certain stock price targets and time vesting terms. The shares were granted in 2014, with stock price growth targets based on an annual 15% increase in stock price for 2015, 2016, and 2017 (or a stock price of $49.51, $56.93, and $65.47, respectively). Once each stock price target is achieved for 15 trading days in any 20 trading day period, the shares will performance-vest in three equal tranches (one each in 2015, 2016 and 2017, based on the stock target for such year), subject to time vesting, which occurs on December 31, 2017, 2018 and 2019, for each respective tranche. If stock price targets are not achieved in 2015 or 2016, but achieved in 2017 there is the opportunity for all shares to performance-vest once the final stock price target is achieved. To date, none of the 2014 Retention Grants have vested.

(8)

Amounts reported represent outstanding portions of EPS PSAs granted pursuant to the 2013 Plan on March 9, 2015. The EPS PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Based on 2016 performance at below threshold levels, amount reported represents payout at threshold levels.  If this amount were calculated based on target level payouts, the amounts would be: for Mr. Vecchione, 16,658; for Mr. Clark, 9,684; for Mr. Grinberg, 10,653; for Mr. Masih, 5,762; and for Mr. Call, 5,084.

(9)

Amounts reported represent outstanding portions of EPS PSAs granted pursuant to the 2013 Plan on March 9, 2016. The PSAs vest over a three year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals.  Based on 2016 performance at below threshold levels, amount reported represents payout at threshold levels.  If this amount were calculated based on target level payouts, the amounts would be: for Mr. Vecchione, 30,109; for Mr. Clark, 15,430; for Mr. Grinberg, 16,936; for Mr. Masih, 10,387; and for Mr. Call, 9,032.

(10)

Amounts reported represent outstanding portions of TSR PSAs granted pursuant to the 2013 Plan on March 9, 2016.  The PSAs vest after a three year performance period based on the Company’s relative shareholder return performance compared to the component companies of the S&P SmallCap 600 Financial Sector Index. Based on 2016 performance at below threshold levels, amount reported represents payout at threshold levels. If this amount were calculated based on target level payouts, the amount would be: for Mr. Vecchione, 7,527; for Mr. Clark, 3,857; for Mr. Grinberg, 4,234; for Mr. Masih, 2,596; and for Mr. Call, 2,258.

2016 Stock Vested

The following table includes certain information with respect to RSA and PSA awards that vested for each of our NEOs during the fiscal year ended December 31, 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Kenneth A. Vecchione	77,616	$2,019,636
Jonathan C. Clark	9,912	$263,362
Paul Grinberg	55,622	$1,524,866
Ashish Masih	18,323	$486,842
Gregory L. Call	14,103	$374,717

(1)	Represents the number of shares acquired on vesting of RSAs or PSAs multiplied by the market value of the underlying shares on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

This section describes the payments that may be made to our NEOs upon separation pursuant to individual agreements (in the case of Messrs. Vecchione and Grinberg) and under the Separation Plan (in the case of Messrs. Clark, Masih, and Call), based on certain assumptions or the circumstances described below.

Basic Assumptions

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2016 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change in control did not occur on December 31, 2016, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause”, Resignation for Good Reason or a Termination in Connection with a Change in Control

Employment and Executive Separation Plan Arrangements. We do not have formal employment agreements with our NEOs; however, we have entered into letter agreements with Mr. Vecchione and Mr. Grinberg.  In addition, Messrs. Clark, Masih and Call are participants in the Company’s Executive Separation Plan (the “Separation Plan”). As of December 31, 2016, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows:

•

Under Mr. Vecchione’s letter agreement, if he is terminated by the Company without Cause (defined below) or he terminates his employment for Good Reason (defined below), he will receive a payment equal to 200% of his base salary, plus 200% of the average of the three prior annual cash bonus payments, plus a prorated annual cash bonus for the year of termination (if the performance goal for such bonus is achieved), plus two years of continued health benefits. In addition, his unvested equity awards granted in 2013 will fully vest. In February 2017, the Company amended Mr. Vecchione’s letter agreement to provide for continued vesting of unvested equity awards for 12 months after termination if he is terminated by the Company without Cause or if he terminates his employment for Good Reason, consistent with the treatment of equity awards provided to other executives participating in the Company’s Separation Plan.    The tables below reflect this amendment as if it had been effective as of December 31, 2016.

•

Under Mr. Grinberg’s letter agreement, if he were terminated by the Company without Cause (defined below) or he terminated his employment for Good Reason (defined below), he would receive 150% of base salary paid in 12 equal installments in accordance with the regular payroll schedule, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus 18 months of continued health benefits. Mr. Grinberg’s letter agreement also provides that if he is terminated without Cause (defined below), any equity awards that would have vested during the 18-month period following the termination of employment would accelerate and vest on the termination date.

•

The Separation Plan provides that if the executive is terminated without Cause or for Good Reason (both as defined in the Separation Plan), then the terminated executive would receive (1) two times his base salary (in the case of Mr. Clark) or 1.5 times his base salary (in the case of Messrs. Masih and Call), plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits (in the case of Mr. Clark) and 18 months of continued health benefits (in the case of Messrs. Masih and Call). In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.  The Separation Plan provides that if the executive is terminated in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus plus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, and (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits.  In addition, performance based equity awards (except for the 2014 Retention Grants) would immediately vest pro rata (based on the amount of time employed during the performance period) based on the greater of target levels or to-date performance and time based equity awards would immediately vest.

•

Under the Company’s standard RSA and PSA agreements with the NEOs, unvested equity awards vest (not including the 2014 Retention Grants) (1) upon death or disability of the executive and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement) in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control.

•

For the 2014 Retention Grants, in the event of a termination in connection with a change of control (as defined in the Separation Plan) the 2014 Retention Grants will performance vest to the extent the stock growth targets set forth in the agreement have been reached on the date of such change of control. In general, in the case of death, disability or termination without Cause or for Good Reason (both as defined in the Separation Plan) shares that have performance vested will fully vest. In the case of death or disability, shares that have not performance vested will continue to be subject to performance vesting and shares that performance vest after the date of death or disability become fully vested on December 31, 2017, in part based on the number of months of employment during the performance period.

Adjustments to Payments and Timing of Payments.

For Mr. Vecchione and Mr. Grinberg. Pursuant to their respective letter agreements, the timing of any payments to Mr. Vecchione or Mr. Grinberg are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the letter agreements are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, the letter agreements provide that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (1) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (2) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

Under the Separation Plan. The Separation Plan provides that if a participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” shall be reduced to 299.99% of the participant’s “base amount” as defined in the IRC if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax. If such reduction occurs, the participant may select in his own discretion what portion of the parachute payments will be so reduced; provided that such selection fully complies with the IRC.

Restrictive Covenants. As a condition to receiving the payments under the letter agreements and the Separation Plan, as the case may be, the NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;
•	non-solicitation of our employees for 24 months following termination (18 months following termination in the case of Messrs. Masih and Call); and
•	continued cooperation with all outstanding matters or issues relating to the Company.

Definitions. The term “Cause” is generally defined in the letter agreements as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;
•	repeated and consistent failure to substantially perform job duties;
•

actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;
•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;
•	conduct materially injurious to our reputation or business; or
•	willful misconduct.

The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:

•	a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;
•	a willful misconduct or gross negligence by the participant;
•	failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;
•	refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or
•

fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base compensation or target bonus;
•	material reduction in the titles, authority, duties or responsibilities of the executive;
•	change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent;
•	in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control;
•	for Mr. Vecchione, a material reduction in the budget over which the executive retains authority;
•	for Mr. Grinberg, material reduction in his expense reimbursement entitlements; or
•	for Mr. Grinberg, any voluntary termination on or following December 31, 2016, upon no less than 90 days prior written notice of such termination to the Company.

For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):

•

any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;
•

any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•

the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the letter agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2016.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Individual Insurance Premiums(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)		Total
Kenneth A. Vecchione	$1,720,000	$2,574,336	$51,833	$2,527,933		$6,874,102
Jonathan C. Clark	$1,020,000	$245,000	$33,324	$562,801		$1,861,125
Paul Grinberg	$849,750	$803,500	$24,510	$1,452,154	(5)	$3,129,914
Ashish Masih	$637,500	$255,000	$39,467	$477,424		$1,409,391
Gregory L. Call	$487,500	$175,000	$39,467	$403,679		$1,105,646

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)

Severance bonus includes: (a) for Mr. Vecchione, 200% of the average of the prior three years annual cash bonuses paid plus a pro rata annual cash bonus with respect to the year that separation occurs; (b) for Mr. Grinberg 100% of his target annual bonus plus a pro rata annual cash bonus with respect to the year that separation occurs; and (c) for Messrs. Clark, Masih and Call, a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs.

(3)

Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s estimated insurance coverage held as of December 31, 2016 and the cost of premiums at that date.

(4)

Fair market value is based on the closing price of $28.65 per share for our common stock on December 31, 2016. Assumes payout of PSAs at target levels. Assumes no acceleration of vesting or payout for the 2014 Retention Grants as the stock growth targets had not been achieved as of December 31, 2016.

(5)

Amount would be zero if Mr. Grinberg terminates his employment for Good Reason. Mr. Grinberg’s letter agreement does not provide for accelerated vesting of equity awards in connection with his termination of employment for Good Reason.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination following a change of control as outlined in the letter agreements, equity award agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2016. In the event of death or disability of the NEO, such NEO would only receive regular salary and other benefits payable through the last day of employment and the amount set forth in the “Fair Market Value of Unvested Equity Awards with Accelerated Vesting” column below.

Name	Salary Payments(1)		Bonus Payments(2)		COBRA or Individual Insurance Premiums(3)		Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Kenneth A. Vecchione	$1,720,000	(5)	$2,574,336	(5)	$51,833	(5)	$4,435,163	$8,781,332
Jonathan C. Clark	$1,020,000		$755,000		$33,324		$1,567,585	$3,375,909
Paul Grinberg	$849,750	(5)	$1,113,000	(5)	$24,510	(5)	$1,937,370	$3,924,630
Ashish Masih	$850,000		$680,000		$52,622		$1,135,715	$2,718,337
Gregory L. Call	$650,000		$418,750		$52,622		$977,853	$2,099,225

(1)	Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)

Severance bonus includes: (a) for Mr. Vecchione, 200% of the average of the prior three years annual cash bonuses paid plus a pro rata annual cash bonus with respect to the year that separation occurs; (b) for Mr. Grinberg (i) 100% of his target annual bonus plus (ii) a pro rata annual cash bonus with respect to the year that separation occurs; and (c) for Messrs. Clark, Masih and Call, (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized.

(3)

Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s estimated insurance coverage held as of December 31, 2016 and the cost of premiums at that date.

(4)

Fair market value is based on the closing price of $28.65 per share for our common stock on December 31, 2016. Payout of PSAs is calculated at target levels. Assumes no acceleration of vesting or payout for the 2014 Retention Grants as the stock growth targets had not been achieved as of December 31, 2016.

(5)

While Mr. Vecchione’s and Mr. Grinberg’s letter agreements do not specifically address change in control situations, cash payments are included assuming a termination in connection with a change of control was a termination without cause or good reason.

(1)

Compensation Of Directors

In April 2016, the Board made changes, effective after the annual meeting of stockholders on June 1, 2016, to the Company’s compensation plan for non-employee directors (“Independent Directors”) in order to align compensation of Independent Directors with that of the Compensation Peer Group.  The Company’s compensation plan for Independent Directors is as follows:

•

for service on the Board and attendance at meetings of the Board (1) an annual cash retainer of $50,000 (payable quarterly in arrears) and (2) an annual equity award retainer with a grant-date value of $120,000 (in the form of shares of Company common stock, to be issued on the fifth business day following the annual meeting of stockholders);

•	an additional annual cash retainer of $50,000 payable to the non-executive Chairman of the Board (payable quarterly in arrears);
•

an additional annual cash retainer of $25,000 payable to the Chairman of each of the Audit and Consumer Experience and Compliance committees, $20,000 payable to the Chairman of each of the Board’s other standing committees, and $10,000 payable to all other directors serving on each of the Board’s standing committees (in each case payable quarterly in arrears);

•	an additional annual cash retainer of $50,000 payable to Independent Directors also serving on Cabot’s Board of Directors (payable quarterly in arrears); and
•

an additional committee service fee, which would be $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that the Independent Directors’ time is fairly recognized in periods of unusually high activity.

In addition to the amounts described above, each Independent Director who joins the Board is eligible for an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock or units of Company common stock, to be granted on the fifth business day following the date the Independent Director becomes a member of the Board).

Director compensation is based on annual service to the Company. In prior periods, equity award retainers were granted as fully vested RSUs with underlying shares issued to the Independent Directors within 10 days from the date the Independent Director is no longer a member of the Board.  In June 2016, the Company established a deferred compensation plan for Independent Directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”).  If an Independent Director elects to defer compensation, the Independent Director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board. All directors have elected to receive their annual equity retainer in the form of DSUs.  If the Company declares a dividend, Independent Directors will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

The following table sets forth the compensation earned by Independent Directors for service on our Board for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
Willem Mesdag	$80,000	$186,627	—	$266,627
Ash Gupta	$35,000	$149,140	—	$184,140
Wendy G. Hannam	$70,000	$119,985	—	$189,985
Michael P. Monaco	$92,917	$119,985	—	$212,902
Laura Newman Olle	$92,917	$119,985	—	$212,902
Francis E. Quinlan	$90,000	$119,985	$3,400	$213,385
Norman R. Sorensen	$140,000	$119,985	—	$259,985
Richard J. Srednicki	$67,500	$138,705	$5,000	$211,205

(1)

Amounts reported in this column include amounts earned for service on the Board, Cabot’s Board of Directors and various committees for service during 2016. In 2016, Mr. Mesdag, Mr. Gupta and Mr. Srednicki elected to defer cash retainers of $80,000, $35,000, and $22,500, respectively, in the form of DSUs.

(2)

Amount represents the grant date fair value of equity awards to each of our non-employee directors computed in accordance with FASB ASC Topic 718.  Each director received an annual equity award retainer of 4,767 DSUs and Mr. Mesdag, Mr. Gupta and Mr. Srednicki received an additional 2,720 DSUs, 1,190 DSUs, and 764 DSUs, respectively, as a result of their elections to defer portions of their cash retainers. The grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)

The aggregate number of shares underlying RSUs and DSUs at December 31, 2016 was: for Mr. Mesdag, 38,998; for Mr. Gupta, 9,353; for Ms. Hannam, 8,163; for Mr. Monaco, 10,426; for Ms. Olle, 10,988; for Mr. Quinlan, 13,648; for Mr. Sorenson, 15,825; and for Mr. Srednicki, 11,752. In recognition that Mr. Mesdag serves on our Board as representative of an investment fund, Mr. Mesdag holds his equity awards and the underlying shares as nominee for such fund, as further described under “Security Ownership of Principal Stockholders and Management.”

(4)	Amount represents a matching contribution pursuant to the charitable donations program of the Company.

Non-Binding Vote to Approve the Compensation of the Company’s
Named Executive Officers (Proposal No. 2)

Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 15 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2016 in detail.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions

We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we advanced legal fees and costs incurred on behalf of one of our directors, Mr. Mesdag, and certain of our former directors or their estates in the defense of litigation involving a derivative action brought on behalf of a stockholder claiming that some of the Company’s collection practices were improper.  During 2016, we and our insurance carrier paid approximately $53,000 in such legal fees and costs, including the Company’s costs of defense. The action was settled in February 2016 and required (1) us to implement and/or maintain certain corporate governance reforms, most of which were already part of our current operations; and (2) our insurer carrier to pay attorneys’ fees to plaintiffs’ counsel of $3.5 million.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 17, 2017, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 25,737,441 shares of our common stock outstanding on April 17, 2017. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
Invesco Ltd.(3) 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	3,153,670	12.25%
Broad Run Investment Management(4) 1530 Wilson Blvd, Suite 1020 Arlington, Virginia 22209	2,750,678	10.69%
BlackRock, Inc(5) 55 East 52nd Street New York, New York 10022	2,459,661	9.56%
RE Advisers Corporation(6) 4301 Wilson Boulevard Arlington, Virginia 22203	2,226,559	8.65%
William Blair Investment Management, LLC(7) 222 W. Adams Chicago, Illinois 60606	2,088,649	8.12%
T.Rowe Price(8) 100 E. Pratt Street Baltimore, MD 21202	1,963,010	7.63%
The Vanguard Group(9) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,958,905	7.61%
Whitebox Advisors, LLC(10) 3033 Excelsior Boulevard, Suite 300 Minneapolis, Minnesota 55416	1,507,609	5.86%
Red Mountain Capital Partners LLC(11) 10100 Santa Monica Blvd., Suite 925 Los Angeles, California 90067	1,426,908	5.54%
Kenneth A. Vecchione	240,371	*
Jonathan C. Clark	65,358	*
Paul Grinberg(12)(13)	262,671	1.02%
Ashish Masih(12)	135,381	*
Gregory L. Call(12)	67,798	*
Willem Mesdag(11)(13)	1,426,908	5.54%
Ash Gupta(13)(14)	8,396	*
Wendy G. Hannam(13)	10,663	*
Michael P. Monaco(13)	10,426	*
Laura Newman Olle(13)	10,988	*
Francis E. Quinlan(13)	13,848	*
Norman R. Sorensen(13)	17,825	*
Richard J. Srednicki(13)	12,101	*
Current directors and executive officers as a group (13 persons)(12)(13)	2,282,734	8.8%

*	Less than one percent.
(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, California, 92108.

(2)

The numbers and percentages shown include the shares of common stock beneficially owned as of April 17, 2017, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 17, 2017, upon the exercise of options or the settlement of RSAs or RSUs, including vested, deferred issuance RSUs and DSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Information with respect to Invesco Ltd. is based solely on a Schedule 13G/A filed with the SEC on February 2, 2017 by Invesco Ltd.
(4)	Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by Broad Run.
(5)

Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 24, 2017 by BlackRock. BlackRock has sole voting power with respect to 2,405,350 shares and sole dispositive power with respect to 2,459,661 shares.

(6)	Information with respect to RE Advisors Corporation (“RE”) is based solely on a Schedule 13G filed with the SEC on February 14, 2017 by RE.
(7)

Information with respect to William Blair Investment Management, LLC (“WBIM”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by WBIM. WBIM has sole voting power with respect to 1,886,411 shares and sole dispositive power with respect to 2,088,649 shares.

(8)

Information with respect to T. Rowe Price Associates, Inc. (“T.Rowe”) is based solely on a Schedule 13G filed with the SEC on February 7, 2017. T.Rowe has sole voting power with respect to 271,370 shares and sole dispositive power with respect to 1,963,010 shares.

(9)

Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 9, 2017. Vanguard has sole voting power with respect to 28,439 shares and sole dispositive power with respect to 1,928,475 shares. Vanguard has shared voting power with respect to 3,600 shares and shared dispositive power with respect to 30,430 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 26,830 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,209 shares as a result of its serving as investment manager of Australian investment offerings.

(10)

Information with respect to Whitebox Advisors, LLC (“WA”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by WA and Whitebox General Partner LLC (“WGP”)., WA is deemed to be the beneficial owner of 1,507,609 shares as a result of its ownership of convertible notes of the Company.  WGP is deemed to beneficially own 1,507,609 shares as a result of its ownership of convertible notes of the Company. WA has shared voting power and shared dispositive power with respect to 1,507,609 shares. WGP has shared voting power and shared dispositive power with respect to 1,507,609 shares.

(11)

Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on (a) a Schedule 13D filed with the SEC on April 30, 2013 and (b) a Form 4 filed with the SEC on March 2, 2017, by RMCP LLC, Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag. RMCP GP is the general partner of RMP and thus may be deemed to control RMP. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Each of RMP, RMCP GP, RMCP LLC and RMCM disclaims beneficial ownership of any securities held directly by Mr. Mesdag. Mr. Teets is a Partner of RMCP LLC and does not control any of these entities. Mr. Mesdag was elected as a director of Encore on May 11, 2007. Includes 40,272 fully vested deferred issuance RSUs and DSUs held by Mr. Mesdag who may hold such equity awards and the underlying shares as a nominee for RMP, an investment fund.

(12)

Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 17, 2017: for Mr. Grinberg, 16,666 shares; for Mr. Masih, 50,766 shares; for Mr. Call, 5,000 shares; and for all directors and executive officers as a group, 72,432 shares.

(13)

Includes the following number of fully vested deferred issuance RSUs and DSUs: for Mr. Mesdag, 40,272; for Mr. Gupta, 3,396; for Ms. Hannam, 8,163; for Mr. Monaco, 10,426; for Ms. Olle, 10,988; for Mr. Quinlan, 13,648; for Mr. Sorensen, 15,825; for Mr. Srednicki, 12,101; for Mr. Grinberg, 120,000; and for all directors and executive officers as a group, 234,819 shares. For the directors, these RSUs and DSUs were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board. In recognition that Mr. Mesdag serves on our Board as representatives of RMP, we understand that he may hold his equity awards and the underlying shares as nominee for RMP.

(14)

Amount does not include 6,500 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,683,074	(1)	$15.24	(2)	703,728
Equity compensation plans not approved by security holders	—		—		—
Total	1,683,074	(1)	$15.24	(2)	703,728

(1)

Includes (a) 1,340,375 unvested RSAs, RSUs, PSAs, Performance Stock Units (“PSUs”) and DSUs, (b) 239,153 deferred RSUs that are vested but for which the underlying shares have not been issued, and (c) 103,546 outstanding stock options, in each case as of December 31, 2016. Assumes a payout at maximum level with respect to the PSAs and PSUs granted in 2014, 2015 and 2016.

(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSAs, RSUs, PSAs, PSUs or DSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. We assist most of our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2016 all required reports for our directors, executive officers and persons who beneficially own more than 10% of our common stock were filed on a timely basis.

APPROVAL OF 2017 INCENTIVE AWARD PLAN

(PROPOSAL NO. 3)

Introduction and Stockholder Approval Requirement

The information provided in this Proposal No. 3 is intended to assist our stockholders in deciding how to cast their votes on the Encore Capital Group, Inc. 2017 Incentive Award Plan (the “2017 Plan”), which will allow the Company to grant cash incentive awards and stock-based long-term incentive compensation on the terms set forth in the 2017 Plan and generally described herein.  The Board adopted the 2017 Plan on April 25, 2017 subject to stockholder approval at the 2017 annual meeting.

Prior to adopting the 2017 Plan, we maintained the Encore Capital Group, Inc. 2013 Incentive Award Plan (the “2013 Plan”).  The shares to be initially reserved for issuance under the 2017 Plan generally will represent an increase of 5,450,000 shares from the aggregate number of shares reserved for issuance and that remain available for future grant under the 2013 Plan.  If the 2017 Plan is approved by stockholders, then the 2017 Plan will become effective on the date of the 2017 annual meeting and we will be able to grant awards under the 2017 Plan, and we will not grant any future awards under the 2013 Plan as of that date; however, the terms and conditions of the 2013 Plan will continue to govern any outstanding awards thereunder.  If the stockholders do not approve that 2017 Plan, then the 2017 Plan will not become effective.

The Board believes that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and the effective use of those awards, along with performance-based cash incentive awards, is vital to its ability to achieve continued strong performance in the future.  The Board believes that grants of equity awards will help create long-term participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding our employees, directors and consultants.  The use of long-term equity grants allows the Board to align the incentives of those individuals with the interests of its stockholders, linking compensation to Company performance.  Accordingly, the Board believes that approval of the 2017 Plan is in the best interests of the Company and the Board recommends that stockholders vote for approval of the 2017 Plan.

In general, stockholder approval of the 2017 Plan is necessary in order for us to meet the stockholder approval requirements of the principal securities market on which shares of our common stock are traded, and to grant stock options that qualify as incentive stock options, or ISOs, as defined under Section 422 of the IRC.

In addition, the IRC limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its CEO and certain of its other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”).  “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap.  Although we have not adopted a policy that all compensation paid to our executive officers must be deductible, the 2017 Plan is intended to allow us to provide performance-based compensation that will be tax deductible by us without regard to the limits of Section 162(m) of the IRC (“Section 162(m)”).  Therefore, for purposes of Section 162(m), we are asking our stockholders to approve the material terms of the 2017 Plan that require approval under Section 162(m).  The material terms of the 2017 Plan include, without limitation, the classes of individuals eligible to receive awards, the award limits and the performance criteria described below under the heading “Description of the 2017 Plan—Performance-Based Awards.” There is no guarantee that incentive compensation that we pay to our covered employees will qualify as “performance-based compensation” for purposes of Section 162(m), but stockholder approval of the material terms of the 2017 Plan will permit the Administrator, as defined below, to seek to structure incentive compensation to meet the performance-based compensation requirements if it chooses to do so.

Key Features of the 2017 Plan

The 2017 Plan provides the Board, or a committee or subcommittee of the Board, with the flexibility to effectively use the shares under the plan to provide incentives to our personnel.  The 2017 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect our stockholders’ interests, which include:

•	An annual $600,000 limit on the sum of all cash compensation and equity award value (determined as of the grant date in accordance with applicable accounting rules) granted to a non-employee director.
•	Dividends and dividend equivalents may not be paid on awards unless and until any applicable vesting conditions are satisfied.

•	The 2017 Plan does not have a single-trigger accelerated vesting provision for change in control and does not provide for excise tax gross ups.
•

Stock options and stock appreciation rights may not be repriced, replaced or re-granted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.  Cash buyouts of underwater stock options and stock appreciation rights are not permitted without stockholder approval.

•	“Full value awards” (i.e., awards other than stock options or stock appreciation rights) will count against the 2017 Plan share limit as 2.12 shares for each share subject to the full value award.

Background of Reasons for and the Determination of Shares Under the 2017 Plan

As mentioned above, the shares to be initially reserved for issuance under the 2017 Plan generally will represent an increase of 5,450,000 shares from the aggregate number of shares reserved for issuance and that remain available for future grant under the 2013 Plan.  For additional detail about the share reserve under the 2017 Plan, see “Description of the 2017 Plan—Authorized Shares” below.

In its determination to approve the 2017 Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards, which we believe is a primary incentive and retention mechanism for its employees, directors and consultants.  In determining the number of shares to reserve under the 2017 Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on analysis and recommendations prepared by FW Cook, the Compensation Committee’s independent compensation consultant.  This analysis focused on the size of authorization relative to the Company’s historical equity grant practices and potential future dilution from the Plan.

Key considerations for the Compensation Committee in recommending the 2017 Plan included:

•	As of March 24, 2017, our fully-diluted overhang rate attributable to the number of shares subject to equity compensation awards outstanding was approximately 7.45%, as detailed below:

Outstanding Equity Awards as of March 24, 2017
		Number of Shares	Percent of Fully Diluted Shares Outstanding
(a)	Restricted/Deferred Shares/Units Outstanding (at Maximum)	1,685,681	6.02%

(b)	Stock Options Outstanding	400,112	1.43%
	- Weighted Average Exercise Price	$28.39
	- Weighted Average Remaining Term (Years)	6.31

(c) = (a) + (b)	Total Restricted/Deferred Shares/Units and Stock Options Outstanding	2,085,793	7.45%

(d)	Common Shares Outstanding	25,727,851

(e)	Shares Available for Grant Under the 2013 Plan	166,017	0.59%

(f) = (c) + (d) + (e)	Fully-Diluted Shares Outstanding	27,979,661

•

If approved, the issuance of the shares to be reserved under the 2017 Plan (including the shares already available for future grants under the 2013 Plan), if granted in the form of full-value shares at the 2017 Plan’s 2.12-to-1 fungible ratio, would dilute the holdings of stockholders by approximately an additional 8.70% of common shares outstanding and total overhang (including outstanding awards) would be 15.54% of fully-diluted shares outstanding.

•

The 2,570,755 full-value shares covered by the new share authorization request (i.e., 5,450,000 new stock plan shares divided by the Plan’s 2.12-to-1 ratio) is comparable to the 2,500,000 stock plan shares requested in connection with the approval of the 2013 Plan.  Total potential dilution of 15.54% (which assumes shares are issued in the form of full-value awards), would be lower than the 18.20% level at the time of the approval of the 2013 Plan.

Other factors that stockholders may consider in evaluating the proposal to approve the 2017 Plan include:

•	Our equity compensation practices have been consistent over the last three years, with an average burn rate of 2.64%, as detailed below:

Year	Stock Options Granted	Full-Value Awards Granted (RSAs/RSUs)	Performance Shares/Units Granted (at Maximum)	Total Shares Granted		Weighted Average Common Shares Outstanding	Burn Rate
2016	0	274,363	438,478	712,841		25,713,000	2.77%
2015	0	280,876	431,790	712,666	(1)	25,722,000	2.77%
2014	0	244,803	373,921	618,724	(1)	25,853,000	2.39%

Average	0	266,681	414,730	681,410		25,762,667	2.64%

(1)

Amounts represent total shares granted as reported in our Form 10-K for the years ended December 31, 2015 and 2014. The total shares granted reported in the Form 10-K for the year ended December 31, 2015 includes 117,793 shares that were granted in 2014 but, due to an oversight, were not included in reported amounts for the year ended December 31, 2014. Actual total shares granted for December 31, 2015 and 2014 were 594,873 and 736,517 respectively.

•

Through March 24, 2017, we had granted equity awards covering a total of 665,070 shares, including 327,680 performance-contingent stock options, 335,224 time-vested restricted shares/units and 2,166 deferred stock units to directors.  We anticipate that this will comprise the majority of shares awarded for 2017.  Our estimated annual burn-rate for 2017 is 2.59% through March 24, 2017, which is consistent with the prior three years.

•

If we exhaust the share reserve under our 2013 Plan without approval of the 2017 Plan, we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

•

If the 2017 Plan is approved, based on historic equity award practices that the shares reserved to cover issuance under the 2017 Plan would be sufficient for approximately three to four years of awards, noting that future circumstances may require us to change our equity grant practices.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract, motivate and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the 2017 Plan is reasonable and appropriate at this time.

Description of the 2017 Plan

The following sets forth a description of the material features and terms of the 2017 Plan.  The following summary is qualified in its entirety by reference to the full text of the 2017 Plan, which is attached hereto as Appendix A.

Administration.  The 2017 Plan will be administered by the Board or a committee as may be determined by the Board from time to time.  The administrator of the 2017 Plan (the “Administrator”) has the authority to interpret the 2017 Plan, determine the types and number of awards, the number of shares to be awarded, to approve all awards made under the 2017 Plan as well as their terms and conditions (which would include vesting and accelerated vesting conditions), and carry out other functions as set forth in the 2017 Plan.  We currently expect that the Compensation Committee of the Board will administer the 2017 Plan for awards granted to employees and consultants, and the Board will administer the 2017 Plan for awards granted to non-employee directors.

Purpose; Eligibility.  The purpose of the 2017 Plan is to enhance the Company’s ability to attract, retain and motivate the persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.  Employees, non-employee directors and consultants of the Company or any of its subsidiaries (who provide services to the Company and/or its subsidiaries) are eligible to participate in the 2017 Plan.  The Administrator determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award, within the confines of the 2017 Plan’s terms.  Approximately 184 employees, 8 non-employee directors and 0 consultants are eligible to receive awards under the 2017 Plan; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.

Authorized Shares.  The 2017 Plan authorizes the issuance of a total of a number of shares of common stock equal to:

•	5,616,017 shares (which is equal to the sum of 5,450,000 shares and the number of shares remaining available for grant under the 2013 Plan as of March 24, 2017 (166,017 shares)); minus
•

for each award granted under the 2013 Plan during the period beginning on March 25, 2017 and ending on the day prior to the effective date of the 2017 Plan, (i) one share for every share that is subject to a stock option or stock appreciation right and (ii) 2.12 shares for every share that is subject to a full value award; plus

•

for each award that is granted under the 2013 Plan prior to the effective date of the 2017 Plan, (i) one share for each share subject to a stock option or stock appreciation right and (ii) 2.12 shares for each share subject to a full value award, in each case, that subsequently becomes available for issuance under the 2017 Plan pursuant to the share counting provisions described below (including any such shares that become available on or after March 25, 2017).

Shares issued under the 2017 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.  The per share market value of our stock on April 17, 2017 was $30.95.

Award Limits.  The 2017 Plan includes annual limits on awards that may be granted to any individual participant.  If the award is denominated in and/or paid in shares the maximum aggregate number of shares that may be granted to any one person is 2,000,000 per fiscal year.  If the award is payable in cash and not denominated in shares, the maximum aggregate amount of cash that may be paid to any one person is $10,000,000 per fiscal year.  The sum of all cash compensation and the value (determined as of the grant date in accordance with FASB ASC Topic 718 (or any successor thereto)) of all awards granted to a non-employee director under the 2017 Plan during any fiscal year for services as a member of the Board may not exceed $600,000. The maximum number of shares of common stock that can be granted as incentive stock options is the lesser of (i) 5,616,017 shares and (ii) the number of shares reserved for issuance as of the effective date of the 2017 Plan (based on the share limit calculation described above).

Share Counting Provisions.  The aggregate number of shares available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

If an award under the 2017 Plan or the 2013 Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by such award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by such award will again become or again be available for award grants under the 2017 Plan.  In addition, shares delivered to the Company by a participant following the effectiveness of the 2017 Plan to satisfy the applicable exercise or purchase price of an award under the 2017 Plan or the 2013 Plan and/or satisfy any applicable tax withholding obligation with respect to an award (including shares retained by the Company from the award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for award grants under the 2017 Plan.  Shares available under the 2017 Plan will be increased by 2.12 shares for each share subject to a full value award and by one share for each share subject to a stock option or a stock appreciation right, in each case, that become or again be available for issuance pursuant to the foregoing share counting provisions.  Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2017 Plan.

The 2017 Plan does not allow the number of shares reserved under the 2017 Plan to be increased with shares that are subject to a stock appreciation right but that are not issued in connection with the stock settlement of the stock appreciation right, or Company purchases on the open market with cash proceeds from the exercise of stock options.

Types of Awards.  The 2017 Plan authorizes the grant of the following types of incentive awards to eligible individuals: incentive stock options, non-qualified stock options, restricted stock awards, restricted stock unit awards, dividend equivalents, stock appreciation rights, and other stock or cash based awards; any of which may be awarded in accordance with the terms of the 2017 Plan.  Awards to eligible individuals will be subject to the terms of an individual award agreement between the Company and the individual.

Stock Options. Stock options may be granted under the 2017 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares at a specified exercise price.  The exercise price per share for each stock option will be set by the Administrator, but may not be less than the fair market value on the date of the grant.  The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to a seven-year limitation.  Notwithstanding the foregoing but subject to applicable law, an award agreement may provide for (i) the automatic 30-day extension of the term of such stock option or stock appreciation right if, on the last business day of the term, exercise is prohibited by applicable law or shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, or (ii) the automatic exercise of in-the-money stock options or stock appreciation rights if a participant has not exercised such award as of the last day of the award term.

Incentive Stock Options.  Incentive stock options may be granted only to employees of the Company.  No person who qualifies as a greater-than-10% stockholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.

Non-Qualified Stock Options.  Non-qualified stock options may be granted to employees, directors and/or consultants of the Company.  With the consent of the holder, the Administrator is authorized to modify any incentive stock option granted under the 2017 Plan to disqualify the stock option from treatment as an incentive stock option under Section 422 of the Code.

Restricted Stock. The Administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Administrator in connection with each award.  Such awards will be subject to restrictions and other terms and conditions as are established by the Administrator.  Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, subject to the limitations and restrictions established by the Administrator in the award program or the individual award agreement.  Such rights generally include the right to receive dividends and other distributions in relation to the award; however, no dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied.  Except as otherwise determined by the Administrator, restricted stock awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service to the Company before the restrictions on the award have expired.

Restricted Stock Units.  The 2017 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Administrator for each award.  Restricted stock unit awards entitle recipients to acquire shares of the Company’s stock in the future under certain conditions.  Holders of restricted stock units generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award.

Dividend Equivalents.  Dividend equivalents may be granted by the Administrator based on the dividends declared on common stock of the Company between the date of the award and the date that the award vests, is exercised, distributed or expires.  Dividend equivalents will not be payable with respect to stock options or stock appreciation rights. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Administrator.  In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied.

Stock Appreciation Rights.  The Administrator is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2017 Plan.  A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s stock upon exercise within a specified time period from the date of the grant.  Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the exercise price per share of the stock appreciation right and the fair market value of the share on the date of exercise by the number of shares subject to the award.  The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to a seven-year limitation.

Other Stock or Cash Based Awards. The Administrator is authorized to make other stock or cash based awards to any eligible individual under the 2017 Plan.  Subject to the provisions of the 2017 Plan, the number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the Administrator.

Performance-Based Awards.  The Administrator will determine whether specific awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m) and even if stockholders approve the material terms of the 2017 Plan for purposes of the QPBC exception, the Administrator may determine to pay compensation that is not QPBC under Section 162(m) and that is not deductible by reason thereof.  To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m).  Section 162(m) imposes a $1 million cap on the compensation deduction that the Company may take in respect of compensation paid to our Chief Executive Officer and certain of our other most highly compensated executive officers (other than our Chief Financial Officer).  However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Administrator (which, for purposes of Section 162(m), must be comprised of a committee solely of two or more “outside directors” within the meaning of Section 162(m)) and linked to stockholder-approved performance criteria.  For purposes of the 2017 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit or an individual, and may be used in setting performance goals applicable to other performance awards: (i) the attainment of a share of a specified fair market value for a specified period of time (including any appreciation in and/or maintenance of the price per share or other publicly traded securities of the Company); (ii) book value per share; (iii) earnings per share; (iv) return on assets; (v) return on equity; (vi) return on investments; (vii) return on invested capital or internal rate of return; (viii) total stockholder return; (ix) earnings or net income of the Company before or after taxes and/or interest; (x) pretax income before allocation of corporate overhead and bonus; (xi) budget; (xii) earnings before interest, taxes, depreciation and amortization; (xiii) revenues; (xiv) market share; (xv) cash flow or cost reduction; (xvi) division, group or corporate financial goals; (xvii) interest expense after taxes; (xviii) economic value created; (xix) improvements in capital structure; (xx) gross margin; (xxi) operating margin; (xxii) net cash; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practice and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, working capital, goals relating to acquisitions or divestitures, land management, sales or closings, inventory control, inventory, land or lot improvement or reduction, implementation or completion of critical projects, economic value; (xxiv) return on sales; (xxv) adjusted earnings or loss per share; (xxvi) employee satisfaction; (xxvii) certain financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxiii) debt levels or reductions; (xxix) financing and other capital raising transactions; (xxx) year-end cash; (xxxi) investment sourcing activity; (xxxii) marketing initiatives; (xxxiii) dividends; (xxxiv) profit margin; (xxxv) gross profits; (xxxvi) comparisons with various stock market indices; (xxxvii) increase in number of customers; (xxxiii) loan origination; (xxxix) bringing assets to market; (xl) resolution of administrative or judicial proceedings or disputes; (xli) collections; (xlii) cost to collect; or (xliii) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators.  The 2017 Plan also permits the Administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Prohibition on Re-Pricing and Cash Buyouts.  Under the 2017 Plan, the Administrator may not, without the approval of the stockholders of the Company, authorize the re-pricing of any outstanding stock option or stock appreciation right to reduce its exercise price per share, or cancel any stock option or stock appreciation right in exchange for cash or another award when the exercise price per share exceeds the fair market value of the underlying shares.

Change in Control.  In general, notwithstanding a Change in Control event (as that term is defined in the 2017 Plan), each outstanding award will continue in effect or be assumed or an equivalent award substituted by the successor corporation.  No single-trigger vesting acceleration applies under the 2017 Plan in connection with a change in control.  However, in the event the successor corporation refuses to assume or substitute for the award, such award will become fully vested and, if applicable, exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder.

Certain Transactions.  The Administrator has broad discretion to equitably adjust the provisions of the 2017 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations or other distributions (other than normal cash dividends) of Company assets to stockholders.  In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Administrator will make equitable adjustments to outstanding awards.

Termination or Amendment of the 2017 Plan.  The Board has the authority to amend, suspend, or discontinue the 2017 Plan subject to any stockholder approval that is required by applicable law or listing agency rules.  The Administrator may amend outstanding awards in any manner that would be permitted for a new award, provided that any amendment that is adverse to a participant requires the participant’s consent.  No award may be granted under the 2017 Plan after ten years from the earlier of (i) the date the Board adopted the 2017 Plan or (ii) the date the Company’s stockholders approved the 2017 Plan.  The applicable provisions of the 2017 Plan and the Committee’s authority will continue with respect to any awards then outstanding.

Claw-backs.  All awards made under the 2017 Plan are subject to any claw-back policy implemented by the Company, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

Transferability; Participant Payments.  Except as the Administrator may determine or provide in an award agreement, awards under the 2017 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. Any permitted transfer of an Award will not be for consideration, except as required by applicable law. With regard to tax withholding or exercise price obligations arising in connection with awards under the 2017 Plan, such amounts may be paid by cash or check, shares of common stock that meet specified conditions, a promissory note or such other consideration as the Administrator deems suitable (if permitted by the Administrator), a “market sell order,” or any combination of the foregoing.  If shares are withheld or surrendered to satisfy tax withholding obligations, the number of shares so withheld or surrendered may not exceed the aggregate amount of such obligations based on the maximum individual statutory withholding rates for the applicable jurisdiction.

Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change.  Moreover, the following is only a summary of United States federal income tax consequences.  Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances accordingly, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2017 Plan.  Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options.  If an optionee is granted a nonqualified stock option under the 2017 Plan, the optionee should not have taxable income on the grant of the option.  Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares.  The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option.  Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss.  We generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options.  A participant receiving ISOs should not recognize taxable income upon grant.  Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.  However, the excess of the fair market value of the shares of our common stock received over the stock option exercise price is an item of tax preference income potentially subject to the alternative minimum tax.  If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction.  If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.  We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards.  The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, dividend equivalents, cash awards and other stock awards are generally subject to tax at the time of payment.

Limitations on the Employer’s Compensation Deduction.  Section 162(m) limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation qualifies as “performance-based” within the meaning of Section 162(m).

Excess Parachute Payments.  Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates.  Accelerated vesting or payment of awards under the 2017 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments.  In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.  The 2017 Plan does not provide for any excise tax gross-ups.

Application of Section 409A of the Code.  Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.  For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs.  Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2017 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2017 Plan are not exempt from coverage.  However, if the 2017 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences.  The foregoing summary of the income tax consequences in respect of the 2017 Plan is for general information only.  Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2017 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

Awards under the 2017 Plan are subject to the discretion of the Administrator and no determinations have been made by the Administrator as to any awards that may be granted pursuant to the 2017 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2017 Plan or the benefits that would have been received by such participants if the 2017 Plan had been in effect in the fiscal year ended December 31, 2016.

Notwithstanding the foregoing, as described above under “Compensation of Directors,” the Company’s non-employee directors are eligible to receive certain compensation each year, a portion of which is payable in the form of fully vested restricted stock units with a grant-date value of $120,000.  In addition, Independent Directors are eligible to elect to defer cash compensation and/or equity awards in the form of deferred stock units.  If the 2017 Plan is approved, future non-employee director compensation payable in the form of equity awards, including the annual award with a grant-date value of $120,000 that will be granted to each non-employee director on the fifth day following the 2017 annual meeting, will be issued under the 2017 Plan following the effective date of the 2017 Plan.  The foregoing is only a description of the current director compensation program, and may change in the future (subject to any limits imposed on aggregate director compensation if this Proposal No. 3 is approved).

No awards have been issued under the 2017 Plan as it is not yet effective.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the approval of the Encore 2017 Incentive Award Plan.

Ratification of Selection of Independent Registered
Public Accounting Firm
(Proposal No. 4)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2016.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2016 and 2015, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2016		2015
Audit Fees(1)	$1,989,489	(2)	$2,473,941	(2)
Audit-Related Fees(3)	$15,652		$24,335
Tax Fees	—		—
All Other Fees	—		—
Total	$2,005,141		$2,498,276

(1)

Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.

(2)	Includes $1,060,960 in 2016 and $1,537,225 in 2015 in fees and expenses relating to the Company’s operations in the United Kingdom.
(3)

Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm for fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015.

Report of the Audit Committee

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee:

Michael P. Monaco, Chairman

Wendy G. Hannam

Willem Mesdag

Laura Newman Olle

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2018 annual meeting, must be received at our principal executive offices by December 28, 2017 if our 2018 annual meeting is held within 30 days of June 15, 2018. If, however, our 2018 annual meeting is more than 30 days before or after June 15, 2018, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2018 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 15, 2018 and no later than March 17, 2018, unless, for purposes of a stockholder proposal, the date of the 2018 annual meeting of stockholders is called for a date that is not within 30 days before or after June 15, 2018 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 15, 2017

Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

Other Matters

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

Kenneth A. Vecchione

Chief Executive Officer

April 27, 2017

Appendix A

ENCORE CAPITAL GROUP, INC.

2017 INCENTIVE AWARD PLAN

1.	Purpose.

The Plan’s purpose is to enhance the Company’s ability to attract, motivate and retain persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.  Capitalized terms used in the Plan are defined in Section 11.

2.	Eligibility.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.	Administration and Delegation.

(a)Administration.    The Plan is administered by the Administrator.  The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan.  The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable.  The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award or Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards.  The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b)Appointment of Committees.    To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees.  The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4.	Stock Available for Awards.

(a)Number of Shares.    Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan covering up to the Overall Share Limit.  As of the Effective Date (as defined in Section 10(c)), the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan.  Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.  Notwithstanding the foregoing, the aggregate number of Shares available for issuance under the Plan shall be reduced by 2.12 Shares for each Share delivered in settlement of any Full Value Award.

(b)Share Recycling.  Except as provided in subsection (c) below, if on or after March 25, 2017 all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan.  Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant on or after March 25, 2017 to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award under the Plan.  To the extent that Shares become or again are available for Awards under the Plan in accordance with this Section 4(b), the Shares available under the Plan shall be increased by (i) 2.12 Shares for each such Share subject to a Full Value Award granted under the Plan or an award other than an option or a stock appreciation right granted under the Prior Plan and (ii) one Share for each such Share subject to an Option or Stock Appreciation Right granted under the Plan or an option or a stock appreciation right granted under the Prior Plan.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

(c)Limitation on Share Recycling. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4(a) and shall not be available for future grants of Awards:

(i)Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and

(ii)Shares purchased on the open market with the cash proceeds from the exercise of Options or options granted under the Prior Plan.

(d)Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than the lesser of 5,616,017 Shares and the number of Shares in the Overall Share Limit as of the Effective Date may be issued pursuant to the exercise of Incentive Stock Options, and no Shares may again be optioned, granted or awarded if it would cause an Incentive Stock Option not to qualify as an Incentive Stock Option.

(e)Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate.  Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan.  Substitute Awards will not count against the Overall Share Limit, except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan.

(f)Individual Award Limitations.  Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 8, the maximum aggregate number of Shares with respect to one or more Awards denominated in and/or paid in Shares that may be granted to any one person during any fiscal year of the Company shall be 2,000,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year of the Company with respect to one or more Awards payable in cash and not denominated in Shares shall be $10,000,000.

(g)Non-Employee Director Award Limit.    Notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $600,000 (the “Director Limit”).

5.	Stock Options and Stock Appreciation Rights.

(a)General.    The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including Section 5(f) with respect to Incentive Stock Options.  The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right.  A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations of the Plan or as the Administrator may impose.

(b)Exercise Price.    The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement.  The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

(c)Duration of Options.    Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed seven years.  Notwithstanding the foregoing but subject to Applicable Laws, an Award Agreement may provide that, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option), (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Laws or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of such Option or Stock Appreciation Right shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(d)Exercise; Notification of Disposition.    Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e) for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e) for any applicable withholding taxes.  Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.  Notwithstanding the foregoing but subject to Applicable Laws, an Award Agreement may provide that, if on the last day of the term of an Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the per Share exercise price of such Option or Stock Appreciation Right, and the Participant has not exercised the Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of such Option or Stock Appreciation Right.  In such event, the Company shall deliver to the Participant the number of Shares for which the Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and applicable taxes; provided, however, that any fractional Share (if permitted) shall be settled in cash.

(e)Payment Upon Exercise.    The exercise price of an Option must be paid in cash or by check payable to the order of the Company or, subject to Section 10(h), any Company insider trading policy (including blackout periods) and Applicable Laws, by:

(i)if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(ii)delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (A) such payment method is then permitted under Applicable Laws, (B) such Shares, if acquired directly from the Company, were owned by the Participant for a minimum time period that the Company may establish and (C) such Shares are not subject to repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iii)surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(iv)to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(v)any combination of the above permitted payment forms (including cash or check).

(f)Additional Terms of Incentive Stock Options.    The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of its present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code.  No person qualifying as a Greater Than 10% Stockholder may be granted an Incentive Stock Option, unless such Incentive Stock Option conforms to Section 422 of the Code.  If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years.  The Administrator may modify an

Incentive Stock Option with the holder’s consent to disqualify such Option as an Incentive Stock Option.  All Options intended to qualify as Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code.  By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired from the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer.  Neither the Company nor the Administrator will be liable to a Participant, or any other party, (i) if an Option (or any part thereof) intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (ii) for the Administrator’s actions or omissions that cause an Option not to qualify as an Incentive Stock Option, including the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to qualify as an Incentive Stock Option.  Any Option that is intended to qualify as an Incentive Stock Option, but fails to qualify for any reason, including the portion of any Option becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

6.	Restricted Stock; Restricted Stock Units.

(a)General.    The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award.  In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an Award Agreement.  The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

(b)Restricted Stock.

(i)Dividends.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless the Administrator provides otherwise in the Award Agreement.  In addition, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.  Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied.  All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(ii)Stock Certificates.  The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c)Restricted Stock Units.

(i)Settlement.  When a Restricted Stock Unit vests, the Participant will be entitled to receive from the Company one Share, an amount of cash or other property equal to the Fair Market Value of one Share on the settlement date or a combination of both, as the Administrator determines and as provided in the Award Agreement.  The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(ii)Stockholder Rights.  A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

7.	Other Stock or Cash Based Awards; Dividend Equivalents.

(a)Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other period or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to the conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.  Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

(b)Dividend Equivalents.  If the Administrator provides, a grant of Restricted Stock Units or an Other Stock Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.  Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.  Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions of the underlying Award are subsequently satisfied.  All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator.

8.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust each outstanding Award as it deems appropriate to effect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants.  The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b)In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i)the number and kind of Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 4 hereof on the maximum number and kind of shares which may be issued and specifically including for the avoidance of doubt adjustments to the Incentive Stock Options limitation set forth in Section 4(d) and the individual award limitation set forth in Section 4(f));

(ii)the number and kind of Shares (or other securities or property) subject to outstanding Awards;

(iii)the grant or exercise price with respect to any Award; and

(iv)the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).

(c)In the event of any transaction or event described in Section 8(b) hereof (including without limitation any Change in Control) or any unusual or nonrecurring transaction or event affecting the Company or the financial statements of the Company, or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(i)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the vested portion of such Award may be terminated without payment;

(ii)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(v)To replace such Award with other rights or property selected by the Administrator; and/or

(vi)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

(d)Notwithstanding Section 8(b) or 8(c) above, if a Change in Control occurs and a Participant’s then-outstanding Awards are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), then immediately before the Change in Control such Awards will become fully vested, exercisable and payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards will lapse.  Such Awards will be canceled upon the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, which (A) may be on such terms and conditions generally applicable to holders of Common Stock under the Change in Control documents (including any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (B) is determined based on the number of Shares subject to such Awards and net of any applicable exercise price; provided that if any Awards constitute “nonqualified deferred compensation” not payable upon the Change in Control without the imposition of taxes under Section 409A, the timing of such payments will be governed by the Award Agreement (subject to any deferred consideration provisions under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award upon the Change in Control is zero or less, then such Award may be terminated without payment.  The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

(e)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

(f)Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation.  Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price.  The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.  The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

(g)No action shall be taken under this Section 8 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

9.	General Provisions Applicable to Awards.

(a)Transferability.    Except as the Administrator may determine or provide in an Award Agreement or otherwise, in accordance with Applicable Laws (and subject to the applicable requirements for Shares underlying Awards to be registered on Form S-8 under the Securities Act), Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, and, during the life of the Participant, will be exercisable only by the Participant.  Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves under Applicable Laws.

(b)Documentation.    Each Award will be evidenced in an Award Agreement, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Discretion.    Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d)Termination of Status.    The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e)Withholding.    Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability.  In satisfaction of the foregoing requirement or in satisfaction of any additional tax withholding, the Company may satisfy, or may allow a Participant to satisfy, such obligations by any payment means described in Section 5(e) hereof, including, without limitation, by withholding, or allowing such Participant to elect to have the Company or an affiliate withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares).  The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction, in accordance with Company policies and at the discretion of the Administrator. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

(f)Amendment of Award.    Subject to Section 9(i), the Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option.  The Participant’s consent to such action will be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 8 or pursuant to Section 10(f).

(g)Conditions on Delivery of Stock.    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws.  The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h)Acceleration.    The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

(i)Prohibition on Repricing.  Subject to Section 8, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares.

(j)Cash Settlement.  Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

10.	Miscellaneous.

(a)No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

(b)No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares.  Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).  The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c)Effective Date and Term of Plan.    The Plan will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”).  No Awards may be granted under the Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan.  If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

(d)Amendment of Plan.    The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent.  Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination.  The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e)Provisions for Foreign Participants.  The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)Section 409A.

(i)General.  The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant, “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii)Separation from Service.  If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship.  For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(iii)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest).  Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g)Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(h)Lock-Up Period.  The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

(i)Data Privacy.  As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10(i) in writing, without cost, by contacting the local human resources representative.  The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10(i).  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

(j)Severability.  If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(k)Governing Documents.  If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

(l)Governing Law.  The Plan and all Awards will be governed by and interpreted in accordance with the laws of the Commonwealth of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the Commonwealth of Delaware.

(m)Claw-back Provisions.  All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy implemented to the comply with Applicable Laws, including any claw-back policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such claw-back policy or the Award Agreement.

(n)Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(o)Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws.  To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

(p)Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(q)Section 162(m).  The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m) (“Performance-Based Compensation”).  For the avoidance of doubt, nothing herein shall require the Committee to structure any Awards in a manner intended to constitute Performance-Based Compensation and the Administrator shall be free, in its sole discretion, to grant Awards that are not intended to be Performance-Based Compensation.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.  In addition, Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as Performance-Based Compensation shall be subject to the following provisions, which shall control over any conflicting provision in the Plan or any Award Agreement:

(i)To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (A) designate the Participant to receive such Award (B) select the Performance Criteria applicable to the Performance Period, (C) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (D) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period.

(ii)Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

(iii)Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards, or may be adjusted when granted to include or exclude any items otherwise includable or excludable under Applicable Accounting Standards (in addition to any adjustments permitted under Section 11(cc)(ii)).

(iv)No adjustment or action described in Section 8 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify.

11.	Definitions. As used in the Plan, the following words and phrases will have the following meanings:

(a)“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b)“Applicable Accounting Standards” means the U.S. Generally Accepted Accounting Principles, International Financial Reporting Standards or other accounting principles or standards applicable to the Company’s financial statements under U.S. federal securities laws.

(c)“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

(e)“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”); (ii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; or (iv) the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Voting Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction; provided that the following events will not constitute a “Change in Control”: (A) a reincorporation of the Company solely to change its jurisdiction; or (B) a transaction primarily undertaken to create a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.  Notwithstanding the foregoing, if a Change in Control would trigger a payment or settlement event for any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) to trigger the payment or settlement event for such Award, to the extent required by Section 409A.

(h)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(i)“Committee” means one or more committees or subcommittees comprised of one or more Company directors or executive officers, to the extent Applicable Laws permit.  To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.  To the extent an Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), it is intended that each member of the Committee will be an “outside director” within the meaning of Code Section 162(m).

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means Encore Capital Group, Inc., a Delaware corporation, or any successor.

(l)“Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

(m)“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

(n)“Director” means a Board member.

(o)“Dividend Equivalents” means a right granted to a Participant under Section 7(b) to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

(p)“DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(q)“Employee” means any employee of the Company or its Subsidiaries.

(r)“Equity Restructuring” means, as the Administrator determines, a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, affecting the Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causing a change in the per share value of the Common Stock underlying outstanding Awards.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately before such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the date immediately before such date on which sales prices are reported, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

(u)“Full Value Award” shall mean any Award that is settled in Shares other than: (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Participant pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

(v)“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiary or parent corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(w)“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

(x)“Non-Qualified Stock Option” means an Option, or portion thereof, not intended to qualify, or not qualifying, as an Incentive Stock Option.

(y)“Option” means an option to purchase Shares.

(z)“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise denominated in, based on or linked to, Shares or other property.

(aa)[“Overall Share Limit” means the total number of shares available for grant under the Plan, which equals (i) 5,616,017 Shares, minus (ii) (A) one Share for every one Share that was subject to an option or stock appreciation right granted under the Prior Plan during the period beginning on March 25, 2017 and ending on the day prior to the Effective Date and (B) 2.12 Shares for every one Share that was subject to an award granted under the Prior Plan, other than an option or stock appreciation right, during the period beginning on March 25, 2017 and ending on the day prior to the Effective Date, plus (iii) the number of Shares that are subject to Prior Plan Awards granted prior to the Effective Date that again become available for issuance under the Plan pursuant to Section 4.]1

(bb)“Participant” means a Service Provider who has been granted an Award.

(cc)“Performance Criteria” means mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the individual criteria listed below.  For Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), the Performance Criteria shall be determined as follows:

[1]	Overall Share Limit to be revised in final version of the Plan to reflect available share limit as of Effective Date.

(i)The Performance Criteria used to establish Performance Goals are limited to the following: (A) the attainment by a Share of a specified Fair Market Value for a specified period of time (including any appreciation in and/or maintenance of the price per Share or any other publicly traded securities of the Company); (B) book value per Share; (C) earnings per Share; (D) return on assets; (E) return on equity; (F) return on investments; (G) return on invested capital or internal rate of return; (H) total stockholder return; (I) earnings or net income of the Company before or after taxes and/or interest; (J) pretax income before allocation of corporate overhead and bonus; (K) budget; (L) earnings before interest, taxes, depreciation and amortization; (M) revenues; (N) market share; (O) cash flow or cost reduction; (P) division, group or corporate financial goals; (Q) interest expense after taxes; (R) economic value created; (S) improvements in capital structure; (T) gross margin; (U) operating margin; (V) net cash; (W) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, working capital, goals relating to acquisitions or divestitures, land management, sales or closings, inventory control, inventory, land or lot improvement or reduction, implementation or completion of critical projects, economic value; (X) return on sales; (Y) adjusted earnings or loss per Share; (Z) employee satisfaction; (AA) certain financial ratios (including those measuring liquidity, activity, profitability or leverage); (BB) debt levels or reductions; (CC) financing and other capital raising transactions; (DD) year-end cash; (EE) investment sourcing activity; (FF) marketing initiatives; (GG) dividends; (HH) profit margin; (II) gross profits; (JJ) comparisons with various stock market indices; (KK) increase in number of customers; (LL) loan origination; (MM) bringing assets to market; (NN) resolution of administrative or judicial proceedings or disputes; (OO) collections; (PP) cost to collect; or (QQ) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators.

(ii)The Administrator may, in its sole discretion, but within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.  Such adjustments may include one or more of the following: (A) items related to a change in accounting principle; (B) items relating to financing activities; (C) expenses for restructuring or productivity initiatives; (D) other non-operating items; (E) items related to acquisitions; (F) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (G) items related to the disposal of a business or segment of a business; (H) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (I) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (J) any other items of significant income or expense which are determined to be appropriate adjustments; (K) items relating to unusual or infrequently occurring corporate transactions, events or developments; (L) items related to amortization of acquired intangible assets; (M) items that are outside the scope of the Company’s core, on-going business activities; (N) items related to acquired in-process research and development; (O) items relating to changes in tax laws; (P) items relating to major licensing or partnership arrangements; (Q) items relating to asset impairment charges or other non-cash charges; (R) items relating to gains or losses for litigation, arbitration and contractual settlements; (S) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (T) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.  For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(dd)“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, operating or business unit, or an individual.

(ee)“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

(ff)“Plan” means this 2017 Incentive Award Plan, as it may be amended from time to time.

(gg)“Prior Plan” means the Encore Capital Group, Inc. 2013 Incentive Compensation Plan.

(hh)“Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

(ii) “Restricted Stock” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(jj)“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such payment date, subject to certain vesting conditions and other restrictions.

(kk)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

(ll)“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(mm)	“Securities Act” means the Securities Act of 1933, as amended.

(nn)“Service Provider” means an Employee, Consultant or Director.

(oo)“Shares” means shares of Common Stock.

(pp)“Stock Appreciation Right” means a stock appreciation right granted under Section 5.

(qq)“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(rr)“Termination of Service” means the date the Participant ceases to be a Service Provider.

* * *

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000333665_1 R1.0.1.15 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Willem Mesdag 02 Ashwini Gupta 03 Wendy G. Hannam 04 Michael P. Monaco 05 Laura Newman Olle 06 Francis E. Quinlan 07 Norman R. Sorensen 08 Richard J. Srednicki 09 Kenneth A. Vecchione ENCORE CAPITAL GROUP, INC. 3111 CAMINO DEL RIO NORTH SUITE 103 SAN DIEGO, CA 92108 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Non-binding vote to approve the compensation of the Company's named executive officers. 3 Approval of the Encore Capital Group, Inc. 2017 Incentive Award Plan. 4 Ratification of selection of BDO USA, LLP as independent registered public accounting firm for the fiscal year 2017. NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2, FOR PROPOSAL 3 and FOR PROPOSAL 4. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. This undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000333665_2 R1.0.1.15 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 15, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 15, 2017 and the proxy statement and appoints Kenneth A. Vecchione and Jonathan C. Clark, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at Park Hyatt Hotel, 153 West 57th Street, New York, New York 10019, on June 15, 2017, at 8:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side